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EXHIBIT 10.12.7

CREDIT AGREEMENT

among

UNIVISION COMMUNICATIONS INC.,

THE LENDERS PARTIES HERETO,

and

GOLDMAN SACHS CREDIT PARTNERS, L.P.
as Sole Advisor, Arranger, Book Manager, Administrative Agent and Syndication Agent

Dated as of June 8, 2001

–i–

3.27	Corporate Organization	31
SECTION 4. CONDITIONS PRECEDENT		31
4.1	Conditions to Closing Date	31
4.2	Conditions to Initial Loans for the USA Broadcasting Acquisition	34
4.3	Conditions to Each Loan	35
SECTION 5. AFFIRMATIVE COVENANTS		36
5.1	Financial Statements	36
5.2	Certificates; Other Information	37
5.3	Payment of Obligations	39
5.4	Conduct of Business and Maintenance of Existence	39
5.5	Maintenance of Property; Insurance	39
5.6	Inspection of Property; Books and Records; Discussions	40
5.7	Environmental Laws	40
5.8	Use of Proceeds	40
5.9	Compliance With Laws, Etc.	40
5.10	Media Licenses	41
5.11	Leases and Licenses	41
5.12	Notices	41
5.13	Security Interests	41
SECTION 6. NEGATIVE COVENANTS		42
6.1	Financial Condition Covenants	42
6.2	Limitation on Indebtedness	42
6.3	Limitation on Liens	43
6.4	Limitation on Fundamental Changes	44
6.5	Limitation on Sale of Assets	44
6.6	Limitation on Dividends	45
6.7	Limitation on Investments, Loans and Advances	45
6.8	Limitation on Modifications of Debt Instruments; Repurchase of Junior Subordinated Notes; Etc.	47
6.9	Transactions with Affiliates	47
6.10	Fiscal Year	47
6.11	Restrictions Affecting Subsidiaries	47
6.12	Lease Obligations	47
6.13	Unfunded Liabilities	47
6.14	Management Fees	47
6.15	Material Agreements	47
6.16	Limitation on Negative Pledge Clauses	48
6.17	Limitation on Modifications of USA Acquisition Agreement	48
6.18	Limitation on Equity Offerings	48
6.19	Limitation on Activities of Newco	48
SECTION 7. EVENTS OF DEFAULT		49
SECTION 8. THE ADMINISTRATIVE AGENT AND THE ARRANGER		51
8.1	Appointment	51
8.2	Delegation of Duties	51
8.3	Exculpatory Provisions	52
8.4	Reliance by Administrative Agent and Arranger	52
8.5	Notice of Default	52
8.6	Non-Reliance on Administrative Agent, Arranger and Other Lenders	53

–ii–

8.7	Indemnification	53
8.8	Administrative Agent and Arranger in Their Individual Capacities	53
8.9	Successor Administrative Agent or Arranger	54
8.10	Arranger	54
SECTION 9. MISCELLANEOUS		54
9.1	Amendments and Waivers	54
9.2	Notices	55
9.3	No Waiver; Cumulative Remedies	56
9.4	Survival of Representations and Warranties	57
9.5	Payment of Expenses and Taxes	57
9.6	Successors and Assigns; Participations; Purchasing Lenders	57
9.7	Adjustments; Set-Off	60
9.8	Counterparts	60
9.9	Severability	60
9.10	Integration	60
9.11	Governing Law	61
9.12	Submission to Jurisdiction; Waivers; Appointment of Process Agent	61
9.13	Acknowledgements	61
9.14	Waivers of Jury Trial, Damages Waivers	61
9.15	Headings	61
9.16	Conflict of Terms	61
9.17	Copies of Certificates, Etc.	62
9.18	Confidentiality	62
9.19	Publicity	62
9.20	Limitation of Interest	62
9.21	Margin Stock	63
Exhibits
A	Form of Note
B	Form of Assignment and Acceptance
C	Form of No Default/Representation Certificate
D	Form of Covenant Compliance Certificate
E	Form of Continuation Notice
Schedules
1.1(a)	Acquired Business
1.1(b)	First USA Acquisition Closing Subsidiaries
2.1	Commitments
3.14	Borrower Subsidiaries
3.15	Proposed and Pending Acquisitions
3.21(a)	Borrower Authorizations
3.21(b)	USA Broadcasting Authorizations
3.21(c)	Exceptions Regarding Borrower Authorizations
3.27	Corporate Organization of Borrower
6.7(f)	Borrowers' and Subsidiaries' Investments
9.2	Lender Notice Addresses

–iii–

CREDIT AGREEMENT

    THIS CREDIT AGREEMENT, dated as of June 8, 2001, among (1) UNIVISION COMMUNICATIONS INC., a Delaware corporation (the "Borrower"), (2) the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), and (3) GOLDMAN SACHS CREDIT PARTNERS, L.P. ("GSCP"), as sole advisor, book manager and syndication agent, as sole lead arranger for the Lenders hereunder (in such capacity, the "Arranger") and as sole administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

    WHEREAS, the Borrower has entered into that certain Credit Agreement dated as of October 13, 2000 with BNP Paribas and The Chase Manhattan Bank, as Joint Advisers, Joint Lead Arrangers, and Joint Book Managers, The Chase Manhattan Bank, as Administrative Agent, and the banks and other financial institutions parties thereto, as lenders (the "$100 Million Credit Agreement"), pursuant to which a credit facility in the maximum amount of $100,000,000 was made available to the Borrower;

    WHEREAS, the Borrower has requested that the Lenders extend to it a multiple-draw term loan facility for use by it in, refinancing in whole the $100 Million Credit Agreement, in making certain acquisitions, and for general corporate purposes of the Borrower and its subsidiaries, in each case on the terms and conditions set forth below;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

    1.1  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

    "Accountants":  Arthur Andersen LLP or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and satisfactory to the Arranger.

    "Acquired Business":  the Subsidiaries of USA Broadcasting identified on Schedule 1.1(a) to be acquired by the Borrower pursuant to the USA Acquisition Agreement.

    "Acquisitions":  (i) the acquisition by, or investment in, any Media/Communications Business by the Borrower or its Subsidiaries or (ii) the entering into by the Borrower or its Subsidiaries of any Program Services Agreement, in each case as permitted by Section 6.7(k) or (l).

    "Additional Entravision Investment":  the Borrower's $110,000,000 equity investment in Entravision existing on the Closing Date (which shall be in addition to (i) the Borrower's $10,000,000 equity investment permitted by Section 6.7(j) and (ii) additional investments by the Borrower in Entravision permitted by Section 6.7(k)).

    "Administrative Agent":  as defined in the preamble hereto.

    "Affiliate":  as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote securities having 10% or more of the ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that Perenchio, his Permitted Transferees and each of their respective Affiliates shall be deemed to be Affiliates of the Borrower and each other Loan Party.

    "Affiliated Stations":  those television stations and cable television systems with which Network from time to time has Affiliation Agreements.

    "Affiliation Agreements":  the Affiliation Agreements between Network and the Affiliated Stations, as such agreements may be amended or otherwise modified from time to time.

    "Aggregate Available Commitment":  the sum of the Available Commitments of each Lender.

    "Aggregate Commitment":  the sum of the Commitments of each Lender, namely $500,000,000 on the Closing Date.

    "Agreement":  this Credit Agreement, as amended, waived, supplemented or otherwise modified from time to time.

    "Alternate Base Rate":  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Commercial Lending Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Prime Commercial Lending Rate" shall mean the rate of interest per annum quoted in The Wall Street Journal as the prime rate in effect for such day. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Commercial Lending Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Commercial Lending Rate or the Federal Funds Effective Rate, respectively.

    "Alternate Base Rate Loans":  Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

    "Amendment to the Existing Credit Agreement":  an amendment to the Existing Credit Agreement executed and delivered by the Borrower and the requisite lenders thereunder after the Loan Commitment Date that will permit the consummation of the transactions contemplated by the USA Acquisition Agreement and the Loan Documents (including the making of the mandatory prepayments contemplated by Section 2.3(c)), in form and substance satisfactory to GSCP.

    "Applicable Lending Office":  for any Lender, its offices for LIBOR Loans and Alternate Base Rate Loans specified in Schedule 9.2 or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days' prior written notice to the Administrative Agent and the Borrower, be changed by such Lender.

    "Applicable Margin":  (1) for each LIBOR Loan (i) for the period beginning on the third month anniversary of the Loan Commitment Date, 0.25% per annum, (ii) for the period beginning on the first day following the third month anniversary of the Loan Commitment Date, 1.00% per annum, and (iii) following the Commitment Expiration Date, such Applicable Margin as determined necessary by GSCP, in its sole and absolute discretion based upon then prevailing market conditions, to successfully syndicate the Loans; and (2) for each Alternate Base Rate Loan (i) for the period beginning on the third month anniversary of the Loan Commitment Date, 0.00% per annum, (ii) for the period beginning on the first day following the third month anniversary of the Loan Commitment Date, 0.00% per annum, and (iii) following the Commitment Expiration Date, such Applicable Margin as determined necessary by GSCP, in its sole and absolute discretion based upon then prevailing market conditions, to successfully syndicate the Loans.

    "Arranger":  as defined in the preamble hereto.

    "Asset Disposition":  the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than marketable securities, including "margin stock" within the meaning of Regulation U, liquid investments and other financial instruments but, including, without limitation, the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries; provided that Asset Dispositions shall not include (i) the sale in the ordinary course of business of equipment and vehicles, the proceeds of sale of which are used within 90 days after the sale date to refinance Indebtedness (including the Loans) incurred to purchase or to commit to purchase replacement equipment and vehicles to be used in the ordinary course of business, (ii) other sales of assets in the ordinary course of business which do not have a fair market value exceeding $5,000,000 in the aggregate in any fiscal year and (iii) the disposition, pursuant to an exercise by USA Broadcasting of its remedies under the AT Pledge Agreement following the occurrence of an event of default thereunder, of (x) the Capital Stock of any Subsidiary acquired by Newco with the Net Proceeds of an AT Note or (y) the 1.0% general partnership interest of any licensee general partner in which any such Subsidiary directly owns the corresponding 99.0% general partnership interest.

    "Assignment and Acceptance":  an Assignment and Acceptance in the form of Exhibit B.

    "AT Note":  each promissory note to be entered into by Newco in favor of USA Broadcasting pursuant to Section 1.3 of the Second Amendment to the USA Acquisition Agreement, as in effect on the date hereof, in each case in the form attached as Exhibit E to the USA Acquisition Agreement, as in effect on the date hereof.

    "AT Pledge Agreement":  the pledge agreement to be entered into by Newco in favor of USA Broadcasting pursuant to Section 1.3 of the Second Amendment to the USA Acquisition Agreement, as in effect on the date hereof, in the form attached as Exhibit F to the USA Acquisition Agreement, as in effect on the date hereof.

    "Authorizations":  as defined in Section 3.21.

    "Available Commitment":  with respect to each Lender, the amount by which (a) the Commitment of such Lender on such date exceeds (b) the principal sum of such Lender's Loans outstanding.

    "Borrower":  as defined in the preamble hereto.

    "Borrower Authorizations":  as defined in Section 3.21.

    "Borrower Stock Purchase":  the purchase by the Borrower, from time to time, of shares of its common stock in accordance with the terms of this Agreement.

    "Business Day":  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

    "Capital Expenditures":  for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), and all contractual commitments for such expenditures which are entered into during such period (provided that if any such commitment is included in one fiscal year, the actual payment in a later fiscal year shall not be included in such later fiscal year), by such Person, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP (including, without limitation, all such property held under capital leases); provided, however, that Capital Expenditures shall exclude (i) any expenditures which arise from Program Rights Obligations and (ii) any expenditures permitted hereunder with respect to Transponder Leases.

    "Capitalized Lease Obligations":  obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP; provided, that "Capitalized Lease Obligations" shall not include any such obligations relating to Transponder Leases.

    "Capital Stock":  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

    "Cash Income Taxes":  cash income taxes paid by the Borrower and its consolidated Subsidiaries during the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

    "Change in Control":  (a) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as in effect from time to time), whether or not applicable), other than Perenchio and any Person or group of Persons that are Permitted Transferees of Perenchio or are as of the date hereof Affiliates of Perenchio, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total Voting Power of the Borrower or (b) the Borrower shall cease to be the beneficial owner, directly or indirectly, of 100% of the total Voting Power of Network and each other Subsidiary set forth on Schedule 3.14 attached hereto.

    "Closing Date":  the date on which the conditions precedent set forth in Section 4.1 have been satisfied.

    "Code":  the Internal Revenue Code of 1986, as amended from time to time.

    "Commitment":  the commitment of each Lender listed on Schedule 2.1 to make Loans hereunder through its Applicable Lending Office as set forth in Schedule 9.2, as the same may be adjusted pursuant to the provisions hereof.

    "Commitment Expiration Date":  December 1, 2001 or such earlier date as the Aggregate Commitment shall expire (whether by acceleration, reduction to zero or otherwise).

    "Commitment Letter":  that certain Commitment Letter, dated June 4, 2001, by and between the Lenders and the Borrower, as amended, modified or supplemented from time to time.

    "Commitment Percentage":  with respect to each Lender, the percentage equivalent of the ratio which such Lender's Commitment bears to the Aggregate Commitment.

    "Commonly Controlled Entity":  as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

    "Communications Act":  the Communications Act of 1934, as amended, and the rules and regulations issued thereunder, as from time to time in effect.

    "Continuation Notice":  a request for continuation or conversion of a Loan as set forth in Section 2.4, substantially in the form of Exhibit E.

    "Contractual Obligation":  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

    "Covenant Compliance Certificate":  a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit D, as modified to the extent necessary to reflect changes made pursuant to Section 6.18 in the covenants contained in Section 6.

    "Default":  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

    "Dennevar B.V.":  Dennevar B.V., a Dutch corporation wholly-owned indirectly by Venevision.

    "Dollars" and "$":  lawful currency of the United States.

    "EBITDA":  for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for taxes, (ii) depreciation and amortization (including amortization of Program Rights Payments), (iii) Interest Expense, (iv) permitted termination payments paid by the Borrower or its Subsidiaries resulting from early termination of a time brokerage agreement, local marketing agreement or similar agreement, (v) payments made pursuant to Non-Compete Agreements and (vi) other non-cash charges, all to the extent deducted in computing Net Income, but after deducting (A) Program Rights Payments made or scheduled to be made, (B) non-cash revenues (to the extent included in the calculation of Net Income) and (C) principal payments for Transponder Leases. For purposes of pro forma calculations hereunder, calculations shall be made after giving effect to acquisitions, exchanges and dispositions of assets during such period as if such acquisition, exchange or disposition had occurred on the first day of such period.

    "Engagement Letter":  that certain Engagement Letter, dated June 4, 2001, by and between Goldman, Sachs & Co. and the Borrower, as amended, modified or supplemented from time to time.

    "Entravision":  Entravision Communications Corporation, a Delaware corporation.

    "Environmental Laws":  any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any time hereafter in effect.

    "ERISA":  the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate":  as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

    "Eurodollar Business Day":  shall mean any day on which banks are open for dealings in Dollar deposits in the London Interbank Market.

    "Event of Default":  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

    "Excess Cash Flow":  for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBITDA (provided that Program Rights Payments deducted in the calculation thereof shall be limited to Program Rights Payments actually made) for such period, less, during such period (in each case, without duplication), (i) Total Debt Service, (ii) Cash Income Taxes, (iii) Capital Expenditures of the Borrower and its Subsidiaries, (iv) increases (or plus decreases) in Net Working Investment and (v) Restricted Payments permitted under Section 6.6(i) and Section 6.6(ii).

    "Excluded Taxes":  all taxes imposed on or by reference to the net income of the Administrative Agent, the Arranger or any Lender or its Applicable Lending Office and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Lender or its Applicable Lending Office, in each case, imposed:

       (i) by the jurisdiction in which the Applicable Lending Office or other branch of such Person is located or in which such Person is organized or has its principal or registered office; or

      (ii) by reason of the failure of any Lender to provide accurate documentation required to be provided by such Lender pursuant to Section 2.12(b) or Section 9.6.

    "Existing Credit Agreement":  that certain Credit Agreement dated as of September 26, 1996 with BNP Paribas and The Chase Manhattan Bank, as Managing Agents, The Chase Manhattan Bank, as Administrative Agent, and the banks and other financial institutions parties thereto, as lenders, as amended by the First Amendment to Credit Agreement dated as of April 10, 1997, the Second Amendment to Credit Agreement dated as of November 6, 1998, the Third Amendment to Credit Agreement dated as of December 20, 1999, the Fourth Amendment to Credit Agreement dated as of October 10, 2000, and the Fifth Amendment to the Credit Agreement dated as of June 1, 2001, it being understood that as used herein, such term shall refer to such Agreement as in existence on the Closing Date without giving effect to any amendments, modifications or supplements thereto made on or after the Closing Date unless consented to by the Majority Lenders in writing.

    "Existing Credit Agreement Closing Date":  September 30, 1996.

    "FCC":  the Federal Communications Commission or any successor thereto.

    "Federal Funds Effective Rate":  as defined in the definition of "Alternate Base Rate" contained in this Section 1.1.

    "Fee Letter":  that certain Fee Letter, dated June 4, 2001, by and between GSCP and the Borrower, as amended, modified or supplemented form time to time.

    "Financial Statements":  as defined in Section 3.1(a).

    "First USA Acquisition Closing":  the first closing of the USA Broadcasting Acquisition by which the Borrower will acquire the capital stock of the companies listed on Schedule 1.1(b) pursuant to the USA Acquisition Agreement for approximately $288,000,000, in cash.

    "Fixed Charge Coverage Ratio":  for the Borrower and its Subsidiaries on a consolidated basis, the ratio of EBITDA for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters to the sum of (i) Total Debt Service for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (ii) Capital Expenditures for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (iii) Cash Income Taxes for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters and (iv) Restricted Payments permitted under Section 6.6(ii) (other than those made by the Borrower to effect a Borrower Stock Purchase) paid by the Borrower or any Subsidiary for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

    "Funded Debt":  the sum of (x) the outstanding principal balance of all Capitalized Lease Obligations of the Borrower and its Subsidiaries and (y) all Indebtedness of the Borrower and its Subsidiaries other than Indebtedness described in clauses (f), (h), (i), (j), (k) and (l) of Section 6.2.

    "GAAP":  generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of its covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

    "Governmental Authority":  any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "GSCP":  as defined in the preamble hereto.

    "Guarantee Obligation":  as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

    "Indebtedness":  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and (ii) current income taxes) or which is evidenced by a note, bond, debenture or similar instrument, excluding Program Rights Obligations, (b) all obligations of such Person under Capitalized Lease Obligations, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all obligations of such Person, whether absolute or contingent, in respect of letters of credit opened for the account of such Person (other than any letters of credit opened for the purpose of facilitating the purchase of goods and services in the ordinary course of business and having a term of not more than 360 days), (f) all obligations of such Person under Non-Compete Agreements and Interest Rate Agreements and (g) all Guarantee Obligations of such Person in respect of any indebtedness, obligations or liabilities of any other Person of the type referred to in clauses (a) through

(f) of this definition; provided that "Indebtedness" shall not include payments (to the extent included above) to be made by Network pursuant to the Program License Agreements or payments made to Affiliated Stations under the Affiliation Agreements.

    "Insolvency":  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

    "Insolvent":  pertaining to a condition of Insolvency.

    "Intellectual Property":  as defined in Section 3.8.

    "Interest Expense":  as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (A) the sum of (i) the amount of all interest on Funded Debt (or, with respect to clause (y) of the definition of Funded Debt, dividends) which was paid, payable and/or accrued for such period (without duplication of previous amounts), (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend or otherwise extend credit and (iii) net amounts payable (or receivable) under all Interest Rate Agreements, less (B) all interest income.

    "Interest Payment Date":  (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any LIBOR Loan, the last day of each Interest Period to occur while such Loan is outstanding, and (c) for each of (a) and (b) above, the day on which the Loans become due and payable in full or are paid or prepaid in full.

    "Interest Period":  with respect to any LIBOR Loan:

      (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one or three months thereafter, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

      (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

         (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on the date of such final payment; and

        (iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

    "Interest Rate Agreement":  any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

    "International Program Rights Agreement":  the International Program Rights Agreement dated as of October 2, 1996 among the Borrower, Televisa and Venevision, as such agreement may be amended or otherwise modified from time to time in accordance with the terms hereof.

    "Investment Company Act":  as defined in Section 3.12.

    "Junior Subordinated Notes":  collectively, (i) those certain Subordinated Ten Year Notes due 2002 issued by Network Holding in an aggregate original amount of $61,094,000 pursuant to an Indenture dated as of December 17, 1992 executed by Network Holding to First Trust National Association, as Trustee, the obligations under which have been assumed by the Borrower and (ii) those certain Subordinated Ten Year Notes due 2002 issued by PTI Holdings in an original aggregate amount of $10,306,000 pursuant to an Indenture dated as of December 17, 1992 executed by PTI Holdings to First Trust National Association, as Trustee, as such notes and/or such Indentures may be amended or otherwise modified from time to time in accordance with the terms hereof.

    "Lenders":  as defined in the preamble hereto and Section 8.8.

    "LIBOR Rate":  with respect to any Interest Period for any LIBOR Loan, (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by GSCP to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the first day of each Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by GSCP to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such periods in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London Interbank Market as determined by GSCP for deposits (for delivery in the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of GSCP, in its capacity as a Lender, for which the LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the first day of each Interest Period."

    "LIBOR Loans":  Loans the rate of interest applicable to which is based upon the LIBOR Rate.

    "LIBOR Reserve Requirements":  for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such Federal Reserve System. As at the Closing Date, there are no such reserve requirements.

    "License Fee Guaranties":  collectively, (i) the Guaranty dated as of October 1, 1996 executed by the Borrower in favor of Univisa with respect to Network's obligations under the Program License Agreement with Univisa and (ii) the Guaranty dated as of October 1, 1996 executed by the Borrower in favor of Dennevar B.V. with respect to Network's obligations under the Program License Agreement with Dennevar B.V., as such Guaranties may be amended or otherwise modified from time to time in accordance with the terms of the Loan Documents, and which Guaranties shall be unsecured.

    "Lien":  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

    "Loan":  as defined in Section 2.1(a).

    "Loan Commitment Date":  the date of execution and delivery of the Commitment Letter, namely June 4, 2001.

    "Loan Documents":  this Agreement, the Notes, the Security Documents, and any other agreement executed by a Loan Party in connection therewith and herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

    "Loan Parties":  collectively, as applicable (i) the Borrower and its Subsidiaries and (ii) any other Person, if any, that is required to enter into one or more Security Documents pursuant to Section 5.13.

    "Majority Lenders":  Lenders having Commitments equal to or more than 51% of the Aggregate Commitment, or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans having an unpaid principal balance equal to or more than 51% of the unpaid principal balance of all Loans outstanding, excluding from such calculation Lenders which have failed or refused to fund a Loan when required to do so.

    "Margin Stock":  as defined in Regulation U.

    "Material Adverse Effect":  a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Borrower and its Subsidiaries (including, without limitation, the Acquired Business) taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent, the Arranger or the Lenders hereunder or thereunder or (d) from and after the Security Documents Effective Date, the validity, enforceability or priority of the Liens purported to be created by the Security Documents.

    "Material Agreements":  the Program License Agreements, the Participation Agreement, the International Program Rights Agreement and the Existing Credit Agreement.

    "Maturity Date":  April 1, 2004 or such earlier date as the Loans shall become due and payable (whether by acceleration or otherwise).

    "Media/Communications Business":  the ownership and operation of radio and television stations, cable networks, cable programming, television programming and syndication, interactive television, direct broadcast satellite, pay-per-view television, sports promotion and sports team ownership, home shopping, print and on-line publishing or broadcasting, billboards and recorded music and music publishing; provided that to the extent any of the foregoing involve assets located, or businesses operating, outside of the United States, aggregate EBITDA derived from such assets or businesses shall not exceed 20% of EBITDA (based on the most recently ended twelve month period) for the Borrower and its Subsidiaries on a consolidated basis; and provided, further, that acquisition of, or investment in, recorded music and/or music publishing shall not exceed $100,000,000 in the aggregate between the Existing Credit Agreement Closing Date and the Maturity Date, inclusive. With respect to an investment made by the Borrower or its Subsidiaries in the form of an equity investment (such as through the purchase of stock, partnership interests or otherwise), as opposed to acquisition of such assets or businesses directly, the calculation of EBITDA for purposes of the first proviso of this definition shall be made as if such assets and businesses were owned directly by the Borrower or its Subsidiaries.

    "Media Licenses":  any franchise, license, permit, certificate, ordinance, approval or other authorization, or any renewal or extension thereof, from any federal, state or local government or governmental agency, department or body that is necessary for the broadcast or other operations of the Borrower or any of its Subsidiaries.

    "Multiemployer Plan":  a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Net Income":  for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP and in a manner consistent with the calculation of net income as set forth in the Financial Statements.

    "Net Proceeds":  (A) with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than amounts payable to Affiliates of the Person making such disposition), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition and (c) federal, state and local taxes incurred and paid in connection with such Asset Disposition; and (B) with respect to any Securities Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Securities Offering minus the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower in connection with such Securities Offering (other than amounts payable to Affiliates of the Person making such Securities Offering).

    "Network":  The Univision Network Limited Partnership, a Delaware limited partnership.

    "Network Holding":  The Univision Network Holding Limited Partnership, a Delaware limited partnership.

    "Net Working Investment":  for the Borrower on a consolidated basis, (i) current assets (excluding cash and investments permitted under Section 6.7(b)) less (ii) current liabilities (excluding the current portion of Funded Debt).

    "Newco"  means a wholly-owned Subsidiary of the Borrower to be organized under the laws of any State of the United States of America for the sole purpose of acquiring the Capital Stock of one or more Subsidiaries of USA Broadcasting with the Net Proceeds of the AT Note(s); provided that Newco:

      (1) has no Indebtedness other than Non-Recourse Indebtedness;

      (2) is not party to any agreement, contract, arrangement or understanding with the Borrower or any other Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

      (3) is a Person with respect to which neither the Borrower nor any of its other Subsidiaries has any direct or indirect obligation (a) to subscribe for additional equity interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

      (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its other Subsidiaries.

    "New Credit Agreement":  collectively, one or more credit facilities, including the new credit facility contemplated by the Commitment Letter, to be entered into after the Closing Date by the Borrower and/or one or more of its Subsidiaries and certain lenders, and providing for the aggregate extension of credit to the Borrower in an amount equal to not less than the sum of (i) the total obligations outstanding under the Existing Credit Agreement as of the date of this Agreement and (ii) $500,000,000.

    "New Investments":  collectively, the Additional Entravision Investment and Other Media/Communications Investments, and "New Investment" means any one of the foregoing.

    "Non-Compete Agreements":  all agreements pursuant to which the Borrower, any of its Subsidiaries or any Station has agreed to make payments (whether in cash or in kind) to another Person for the agreement of such Person not to compete with the Borrower, such Subsidiary or such Station in a given area.

    "Non-Recourse Indebtedness"  means Indebtedness of Newco:

      (1) as to which neither the Borrower nor any of its Subsidiaries (other than Newco) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender in respect thereof;

      (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against Newco) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Indebtedness created hereunder) of the Borrower or any of its Subsidiaries (other than Newco) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

      (3) as to which the lenders in respect thereof have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Subsidiaries (other than the Capital Stock of each Subsidiary of USA Broadcasting acquired by Newco with the Net Proceeds of the AT Note(s)).

    "Note":  as defined in Section 2.1(d).

    "Obligations":  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent, the Arranger and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Administrative Agent, the Arranger or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement) or otherwise.

    "Occupancy Agreements":  as defined in Section 5.11.

    "Other Media/Communications Investments":  investments of the Borrower or its Subsidiaries made in businesses in the Media/Communications Business in an aggregate amount not exceeding $800,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date, inclusive.

    "Participation Agreement":  the Participation Agreement dated as of October 2, 1996 among the Borrower, Perenchio, Televisa, Gustavo A. Cisneros, Ricardo J. Cisneros and Venevision, as such agreement may be amended or otherwise modified from time to time in accordance with the terms hereof.

    "Participant":  as defined in Section 9.6(b).

    "PBGC":  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

    "Perenchio":  A. Jerrold Perenchio.

    "Permitted Transferees":  (i) Perenchio's spouse and lineal descendants, (ii) Perenchio's personal representatives and heirs, (iii) any trustee of any trust created primarily for the benefit of any, some or all of such spouse and lineal descendants or of any revocable trust created by Perenchio, (iv) following the death of Perenchio, all beneficiaries under any such trust, (v) Perenchio, in the case of a transfer from any transferee back to Perenchio and (vi) any entity, all of the equity of which is directly or indirectly owned by any of the foregoing which is not an Affiliate of any other Person.

    "Person":  any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

    "PIK Interest":  with respect to any Funded Debt of the Borrower, all interest on such Funded Debt which interest is paid by the issuance of additional Funded Debt (and not paid in cash) having no principal payable thereon on or before December 31, 2003.

    "Plan":  as to any Person, any employee benefit plan within the meaning of Section 3(3) of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person's ERISA Affiliates to which such Person or any of such Person's ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

    "Primary Station":  any full power television station now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries; provided such term shall not include any Station, any translator or other television station owned, leased or operated by Entravision so long as Entravision is not a Subsidiary.

    "Program License Agreements":  collectively, (i) that certain Amended and Restated Program License Agreement dated as of October 1, 1996, between Univisa and Network, pursuant to which Univisa makes certain current and library programming available to Network, and the Guaranty dated as of October 1, 1996 by Televisa in favor of Network, guaranteeing the obligations of Univisa thereunder and (ii) that certain Amended and Restated Program License Agreement dated as of October 1, 1996, between Dennevar B.V. and Network, pursuant to which Dennevar makes certain current and library programming available to Network, and the Guaranty dated as of October 2, 1996 by Venevision in favor of Network, guaranteeing the obligations of Dennevar B.V. thereunder, as such Agreements and Guaranties may be amended or modified from time to time in accordance with the terms hereof.

    "Program Rights Obligations":  all obligations, whether fixed or contingent, of the Borrower and its Subsidiaries in respect of the right to broadcast programs and films produced or supplied by any Person (other than a Loan Party, Televisa, Venevision or their respective Affiliates pursuant to Program License Agreements).

    "Program Rights Payments":  for any period, the sum (determined on a consolidated basis and without duplication) of all payments by the Borrower and its Subsidiaries made or scheduled to be made during such period in respect of Program Rights Obligations; provided that (a) if the payment schedule for a Program Rights Obligation is modified at no cost (including, but not limited to, interest costs) to the Borrower or any of its Subsidiaries, then the payments with respect to such Program Rights Obligation shall be deemed to be scheduled to be made pursuant to such modified schedule and (b) any down payment on a Program Rights Obligation shall be equally allocated over the term of the payment period for such Program Rights Obligation in an amount per month during such payment period equal to the amount of such down payment divided by the number of months during such payment period.

    "Program Services Agreements":  any local marketing agreement, time brokerage agreement, program services agreement or similar agreement providing for the Borrower or any of its Subsidiaries to program or sell advertising on all or any portion of the broadcast time of any television or radio station.

    "Properties":  the collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Borrower or any of its Subsidiaries.

    "PTI Holdings":  PTI Holdings, Inc., a Delaware corporation.

    "Purchasing Lenders":  as defined in Section 9.6(c).

    "Register":  as defined in Section 9.6(d).

    "Regulation D":  Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

    "Regulation U":  Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

    "Reorganization":  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

    "Reportable Event":  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

    "Requirement of Law":  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Responsible Officer":  as to any Person, the chief executive officer, the president, the vice-chairman, any executive vice president, any senior vice president or any vice president of such Person or, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

    "Restricted Payments":  as defined in Section 6.6.

    "Securities Offerings":  any direct or indirect public offering or private placement of any debt, equity, convertible, hybrid or other securities by the Borrower, or any Subsidiary of the Borrower.

    "Security Documents":  the collective references to all pledge and security documents or mortgages or deeds of trust hereafter delivered or required to be delivered to the Administrative Agent granting, or purporting to grant, a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document (including, without limitation, under Section 5.13).

    "Security Documents Effective Date":  the date on which the Existing Credit Agreement is terminated or expires.

    "Senior Debt":  Funded Debt other than Subordinated Indebtedness.

    "Single Employer Plan":  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

    "Solvent":  when used with respect to any Person, that:

       (i) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's liabilities;

      (ii) such Person is able to pay its debts as they become due; and

      (iii) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

For purposes of the definition of "Solvent", (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

    "Station":  any full power television station, any low power television station and any translator now or hereafter owned or operated by the Borrower or any of its Subsidiaries; provided such term shall not include any Station, any translator or other television station owned or operated by Entravision (or any subsidiary of Entravision) so long as Entravision is not a Subsidiary.

    "Subordinated Indebtedness":  the Junior Subordinated Notes referred to in clause (i) of the definition thereof contained in Section 1.1.

    "Subsidiary":  as to any Person at any time of determination, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary Voting Power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a "subsidiary" or to "subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

    "Taxes":  as defined in Section 2.12(a).

    "Televisa":  Grupo Televisa S.A. de C.V.

    "Termination Event":  (i) a Reportable Event, (ii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (iii) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (iv) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

    "Total Debt Ratio":  for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Funded Debt outstanding at such time to EBITDA for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

    "Total Debt Service":  as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) all Interest Expense and (ii) all regularly scheduled principal payments due on Funded Debt (which result in permanent reductions in availability) (other than payments made pursuant to Section 2.2 and 2.3, or Section 2.5 and 2.6 of the Existing Credit Agreement).

    "Total Interest Coverage Ratio":  the ratio of EBITDA to Interest Expense for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters.

    "Tranche":  the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

    "Transferee":  as defined in Section 9.6(f).

    "Transponder Leases":  collectively, the long-term capital leases for Network of satellite transponders for the distribution of programming.

    "Type":  as to any Loan, its nature as an Alternate Base Rate Loan or a LIBOR Loan.

    "Univisa":  Univisa, Inc., a Delaware corporation.

    "USA Acquisition Agreement":  the Stock Purchase Agreement, dated as of January 17, 2001, between the Borrower and USA Broadcasting, as amended by the First Amendment to Stock Purchase Agreement dated as of May 9, 2001 and the Second Amendment to Stock Purchase Agreement dated as of June 7, 2001, as it may be further amended, modified or supplemented from time to time in accordance with the terms hereof.

    "USA Broadcasting":  USA Broadcasting, Inc., a Delaware corporation.

    "USA Broadcasting Acquisition":  the acquisition by the Borrower of the Subsidiaries of USA Broadcasting listed on Schedule 1.1(a) pursuant to, and in accordance with, the USA Acquisition Agreement.

    "Venevision":  Corporacion Venezolana de Television (Venevision) C.A., a Venezuelan corporation.

    "Voting Power":  the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person.

    1.2  Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

      (b) As used herein, in the Notes, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      (e) The words "including" and "includes" and words of similar import when used in this Agreement shall not be limiting and shall mean "including without limitation" or "includes without limitation", as the case may be.

SECTION 2. AMOUNT AND TERMS OF LOANS; COMMITMENT AMOUNTS

    2.1  Loans; Commitment Amounts.  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make term loans (each a "Loan" and, collectively, the "Loans") through its Applicable Lending Office to the Borrower from time to time from and including the Closing Date to but excluding the Commitment Expiration Date in accordance with the provisions of this Agreement; provided, however, that the aggregate principal amount of all Loans outstanding shall not exceed the Aggregate Commitment at any time; provided, further, that each borrowing of Loans hereunder shall be in a minimum aggregate principal amount equal to the lesser of (i) $50,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the Aggregate Available Commitment.

      (b) The principal amount of each Lender's Loan shall be in an amount equal to the product of (i) such Lender's Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Loans requested; provided that in no event shall any Lender be obligated to make a Loan if after giving effect to such Loan such Lender's Loans outstanding would exceed its Commitment or if the amount of such requested Loan is in excess of such Lender's Available Commitment.

      (c) Subject to Sections 2.8, 2.9 and 2.10, the Loans may from time to time be (i) LIBOR Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with either Section 2.1(d) or 2.4. Each Lender may make or maintain its Loans to or for the account of the Borrower by or through any Applicable Lending Office.

      (d) The Loans made by each Lender to the Borrower shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (a "Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by such Lender to the Borrower pursuant to Section 2.1(a), with interest thereon as prescribed in Sections 2.6 and 2.7. Each Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of the Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Notes. Each Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.6 and 2.7 and (iii) be stated to be payable on the Maturity Date.

      (e) The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to each proposed borrowing date or, if all or any part of the Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to each proposed borrowing date) requesting that the Lenders make the Loans on the proposed borrowing date and specifying (i) subject to Section 2.1(a), the aggregate amount of Loans requested to be made, (ii) subject to Section 2.1(c), whether the Loans are to be LIBOR Loans, Alternate Base Rate Loans or a combination thereof and (iii) if the Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. If all or any part of the requested Loans are to be used by the Borrower for a Borrower Stock Purchase, such notice shall further (i) specify (A) the amount of requested Loans to be used for such Borrower Stock Purchase, (B) the aggregate amount of Loans used for Borrower Stock Purchases since the Closing Date, (C) the aggregate consideration paid for Borrower Stock Purchases since the Closing Date, (D) the aggregate number of shares of the Borrower purchased by the Borrower since the Closing Date and (E) the total number of issued and outstanding shares of the Borrower of any class, and (ii) include a representation and warranty that the use of the requested Loans for such Borrower Stock Purchase shall not cause the aggregate consideration paid for Borrower Stock Purchases to exceed $50,000,000 or cause the aggregate percentage of such purchased stock to exceed 10% of issued common stock of the Borrower outstanding on the Closing Date. On receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof not later than 11:00 A.M., New York City time on the date of receipt of such notice. On the proposed borrowing date, not later than 12:00 noon, New York City time, each Lender shall make available to the Administrative Agent at its office specified in Section 9.2 the amount of such Lender's pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds. The Administrative Agent may, in the absence of notification from any Lender that such Lender has not made its pro rata share available to the Administrative Agent, on such date, credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate amount of Loans.

       (f) At the Borrower's option and upon at least five Business Days' prior irrevocable written notice to the Administrative Agent, with such notice specifying the amount and the date of such reduction, the Borrower may permanently reduce the Aggregate Commitment in whole at any time or in part from time to time; provided, however, that each partial reduction of the Aggregate Commitment shall be in an aggregate amount equal to at least $5,000,000 or an integral multiple of $1,000,000. The Administrative Agent shall promptly notify each Lender (by telecopy or by telephone) of such requested Aggregate Commitment reduction.

      (g) Reductions of the Aggregate Commitment pursuant to this Section 2.1 shall automatically effect a reduction of the Commitment of each Lender to an amount equal to the product of (i) the Aggregate Commitment of all Lenders, as reduced pursuant to this Section 2.1 and (ii) the Commitment Percentage of such Lender, in each case determined immediately prior to such reduction of the Aggregate Commitment on such date.

      (h) Upon each reduction of the Aggregate Commitment, the Borrower shall (i) prepay the amount, if any, by which the aggregate unpaid principal amount of the Loans exceeds the amount of the Aggregate Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment and (ii) compensate the Lenders for their funding costs, if any, in accordance with Section 2.13.

       (i) Neither the Administrative Agent, the Arranger nor any Lender shall be responsible for the obligation or Available Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or the Borrower of its obligations under this Agreement and the Notes. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

       (j) The Commitment of each Lender and the Aggregate Commitment shall terminate on the Commitment Expiration Date.

    2.2  Optional Prepayments.  The Borrower may on the last day of any Interest Period with respect thereto, in the case of LIBOR Loans, or at any time and from time to time, in the case of Alternate Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least five Days' irrevocable written notice from the Borrower to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid and amounts payable pursuant to Section 2.13. Amounts prepaid on account of the Loans may not be reborrowed. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000.

    2.3  Mandatory Prepayments.  (a) Within one Business Day following receipt by the Borrower or the applicable Subsidiary of such Net Proceeds, the Borrower shall prepay the Loans ratably in accordance with the aggregate outstanding principal balances thereof with the Net Proceeds of (i) any Securities Offering by the Borrower or any Subsidiary issued on or after the Closing Date; and (ii) any borrowings on or after the Closing Date by the Borrower or any Subsidiary of the Borrower under any debt instrument, excluding borrowings under the Existing Credit Agreement up to $318,150,000 in the aggregate, but including borrowings under the Existing Credit Agreement in excess of $318,150,000 in the aggregate, and further excluding borrowings under any AT Note permitted under Section 6.2(l), in each case to the extent not required to be applied to the repayment of obligations outstanding under Sections 2.6(d) and 2.6(e) of the Existing Credit Agreement, as in effect as of the Loan Commitment Date.

      (b) Within one Business Day following receipt by the Borrower or any applicable Subsidiary of such Net Proceeds, the Borrower shall prepay the Loans ratably in accordance with the aggregate outstanding principal balances thereof with the Net Proceeds from any Asset Disposition by the Borrower or any Subsidiary of the Borrower to the extent not required to be applied to the repayment of obligations outstanding under Section 6.5 of the Existing Credit Agreement, as in effect as of the Loan Commitment Date.

      (c) Within one Business Day following receipt by the Borrower of any applicable Subsidiary of such Net Proceeds, the Borrower shall repay the Loans ratably in accordance with the aggregate outstanding principal balances thereof with the Excess Cash Flow existing at the end of any fiscal year of the Borrower in an amount equal to (x) if the Total Debt Ratio as of the end of such fiscal year is greater than or equal to 4:00:1, 66 2/3% of such Excess Cash Flow, or (y) if the Total Debt Ratio as of the end of such fiscal year is less than 4:00:1, 50% of such Excess Cash Flow, commencing with the year ended December 31, 2001, to the extent not required to be applied to the repayment of Obligations outstanding under the Existing Credit Agreement, as in effect as of the Loan Commitment Date.

      (d) Notwithstanding clauses (a), (b) and (c) of this Section 2.3, from and after the first to occur of (x) the execution and delivery of such Security Documents as may be necessary to provide for the collateralization of the Obligations of the Loan Parties under the Loan Documents on a pari passu basis with the obligations under the Existing Credit Agreement, and (y) the termination or expiration of the Existing Credit Agreement, the Borrower shall prepay the Loans ratably in accordance with the aggregate outstanding principal balances thereof with (i) the Net Proceeds from any Securities Offering by the Borrower or any Subsidiary of the Borrower issued on or after such date, (ii) the Net Proceeds of any borrowings on or after such date by the Borrower or any Subsidiary of the Borrower under any debt instrument, other than borrowings under the Existing Credit Agreement and borrowings under any AT Note permitted under Section 6.2(l), (iii) the Net Proceeds of any Asset Disposition by the Borrower or any Subsidiary of the Borrower on or after the Closing Date; and (iv) Excess Cash Flow existing at the end of any fiscal year of the Borrower in an amount equal to (x) if the Total Debt Ratio as of the end of such fiscal year is greater than or equal to 4:00:1, 66 2/3% of such Excess Cash Flow, or (y) if the Total Debt Ratio as of the end of such fiscal year is less than 4:00:1, 50% of such Excess Cash Flow. All such mandatory prepayments shall be made within one Business Day following the end of such fiscal year or receipt by the Borrower or the applicable Subsidiary of such Net Proceeds, as applicable.

      (e) Notwithstanding anything to the contrary in this Section 2.3, on the day of receipt by the Borrower or any applicable Subsidiary of such Net Proceeds, the Borrower shall repay all Obligations outstanding under this Agreement in full with the Net Proceeds from the initial borrowings under the New Credit Agreement and shall terminate the Commitments hereunder and this Agreement.

       (f) Amounts prepaid on account of the Loans may not be reborrowed and the Aggregate Commitments shall be permanently reduced by the amounts of such prepayments. Each prepayment shall be accompanied by payment in full of all accrued and unpaid interest thereto and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.13.

    2.4  Conversion and Continuation Options.

      (a) The Borrower may elect from time to time to convert LIBOR Loans to Alternate Base Rate Loans, by the Borrower giving the Administrative Agent at least three Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to LIBOR Loans by the Borrower giving the Administrative Agent at least three Eurodollar Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and Alternate Base Rate Loans may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.5 shall not have been contravened, (ii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Maturity Date and (iii) the Borrower shall not have the right to elect to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if a Default shall have occurred and be continuing.

      (b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent thereof, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.5 would be contravened, (ii) after the date that is one month prior to the Maturity Date or (iii) if a Default shall have occurred and be continuing and, provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then-expiring Interest Period.

    2.5  Minimum Amounts of Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and, in any case, there shall not be more than 10 Tranches.

    2.6  Interest Rates and Payment Dates of Principal and Interest.  (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate plus the Applicable Margin; provided, however, that, subject to clause (c) of this Section 2.6, the interest rate on such Loans shall in no event exceed (a) if the Borrower's long-term senior unsecured indebtedness is rated BB- or above by Standard & Poor's Rating Services and Ba3 or above by Moody's Investors Service, Inc., as of the date of issuance, the LIBOR Rate plus 800 basis points per annum, and (b) the LIBOR Rate plus 1000 basis points per annum in all other cases; provided, that GSCP shall use commercially reasonable efforts to determine the applicable interest rate after giving effect to the Applicable Margin such that the LIBOR Loans shall be syndicated at a price equal to approximately 100% of the principal amount of the LIBOR Loans; provided further, that the total principal amount and other terms and conditions of the LIBOR Loans remain unchanged.

      (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin; provided, however, that, subject to clause (c) of this Section 2.6, the interest rate on such Loans shall in no event exceed (a) if the Borrower's long-term senior unsecured indebtedness is rated BB- or above by Standard & Poor's Rating Services and Ba3 or above by Moody's Investors Service, Inc., as of the date of issuance, Alternate Base Rate plus 700 basis points per annum, and (b) Alternate Base Rate plus 900 basis points per annum in all other cases; provided, that GSCP shall use commercially reasonable efforts to determine the applicable interest rate after giving effect to the Applicable Margin such that the Alternate Base Rate Loans shall be syndicated at a price equal to approximately 100% of the principal amount of the Alternate Base Rate Loans; provided further, that the total principal amount and other terms and conditions of the Alternate Base Rate Loans remain unchanged.

      (c) If any Event of Default shall have occurred and be continuing, all amounts outstanding shall bear interest at a rate per annum which is the rate described in paragraphs (a) and (b) of this Section 2.6, as applicable, plus 2% from the date of the occurrence of such Default until such Default is no longer continuing (after as well as before judgment).

      (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand.

      (e) The principal amount of the Loans shall be payable quarterly in arrears, commencing on the last day of each March, June, September and December to occur following the Commitment Expiration Date in an amount equal, in the case of each such payment to 0.25% of the aggregate principal amount of the Loans made on or prior to the Commitment Expiration Date (without giving effect to any optional or mandatory prepayment thereof on or before such date). The remaining principal amount of the Loans shall be payable on the day on which the Loans become due and payable in full or are paid or prepaid in full.

    2.7  Computation of Interest and Fees.  (a) Interest on Alternate Base Rate Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and interest on LIBOR Loans, unused commitment fees and all other Obligations of the Borrower shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the LIBOR Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

      (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

    2.8  Inability to Determine Interest Rate.  In the event that prior to the first day of any Interest Period:

      (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

      (b) the Administrative Agent shall have received notice from the Majority Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) Loans that were to have been converted on the first day of such Interest period to LIBOR Loans shall be continued as Alternate Base Rate Loans, and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to LIBOR Loans.

    2.9  Pro Rata Treatment and Payments.  Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Aggregate Commitment shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal and interest amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

    2.10  Illegality.  Notwithstanding any other provision herein, if any change after the date of execution hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Applicable Lending Office to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Alternate Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender or Applicable Lending Office then outstanding as LIBOR Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13. To the extent that a Lender's LIBOR Loans have been converted to Alternate Base Rate Loans pursuant to this Section 2.10, all payments and prepayments of principal that otherwise would be applied to such Lender's LIBOR Loans shall be applied instead to its Alternate Base Rate Loans.

    2.11  Increased Costs.  (a) In the event that any change after the date of execution hereof in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the date hereof:

       (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit or guarantees issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Rate hereunder; or

      (ii) shall impose on such Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Applicable Lending Office, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall immediately pay to the Administrative Agent, for its own account or on behalf of such Lender or Applicable Lending Office, as applicable, upon the demand of the Administrative Agent for itself or at the request of such Lender, as applicable, any additional amounts necessary to compensate such Lender or the Administrative Agent, as applicable, for such increased cost or reduced amount receivable. If the Administrative Agent, any Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Administrative Agent or such Lender or Applicable Lending Office, through the Administrative Agent, to the Borrower shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

      (b) If, after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by any

  Lender or any corporation controlling any Lender, and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by such Lender to be material, then, upon demand of the Administrative Agent at the request of such Lender, the Borrower shall immediately pay to the Administrative Agent on behalf of such Lender, additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This obligation of the Borrower under this Section 2.11(b) shall survive repayment of the Loans and payment of all other amounts hereunder in full and the termination of this Agreement.

    2.12  Taxes.  (a) All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Arranger or any Lender in respect of the Obligations, the amounts so payable to the Administrative Agent, such Arranger or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, such Arranger or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Administrative Agent, an Arranger or a Lender, as the case may be, shall deliver to the Borrower a certificate setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent, for its own account or for the account of such Arranger or such Lender, as the case may be, a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Arranger and the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Administrative Agent, the Arranger or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

      (b) Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it) or successor applicable form, as the case may be. Each such Lender also agrees to deliver to the Borrower and the Administrative Agent two further copies of the said Form W-9, W-8BEN or W-8ECI, or successor applicable forms or other manner or certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case an event beyond the control of such Lender (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advised the Borrower and the Administrative Agent. Each such Lender shall certify with respect to Form W-9, W-8BEN or W-8ECI, as applicable, that (i) it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) it is entitled to an exemption from United States backup withholding tax.

      (c) The Borrower shall not be required to pay any additional amounts to any Person in respect of United States withholding tax pursuant to Section 2.12(a) if the obligation to pay such additional amounts would not have arisen but for a failure by such Person to comply with the requirements of Section 2.12(b) (including the accuracy of the certificate described in the final sentence thereof).

    2.13  Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender within 5 days of such Lender's demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto. A Lender's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

    2.14  Fees.  The Borrower agrees to pay the fees specified in the Fee Letter in accordance with the terms of the Fee Letter.

    2.15  Mitigation of Costs.  If any Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not, in the good faith judgment of such Lender, disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.10, 2.11 or 2.12, such Lender shall take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES

    To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent, the Arranger and each Lender that:

    3.1  Financial Condition.  The audited consolidated balance sheet of the Borrower as at December 31, 2000, and the related audited consolidated statements of operations, changes in stockholders' equity and statements of cash flows for the fiscal year ended on such date, certified by the Accountants and to the best of his knowledge by a Responsible Officer of the Borrower, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower as at such date in all material respects, the consolidated results of its operations and consolidated cash flows for the fiscal year then ended in all material respects. The unaudited consolidated balance sheet of the Borrower as at March 31, 2001 and the related unaudited consolidated statements of operation and cash flows for the three-month period ended on such date, certified to the best of his knowledge by a Responsible Officer of the Borrower copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower as at such date in all material respects, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended. All such financial statements (the "Financial Statements"), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except for the absence of notes). The Borrower, on a consolidated basis, had, at the date of the most recent balance sheet referred to above, no material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which is material in relation to the respective consolidated financial condition of such entities at such date.

    3.2  No Change.  Since December 31, 2000 there has been no event or condition resulting in a Material Adverse Effect.

    3.3  Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or partnership power (as applicable) and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply thereunder could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    3.4  Corporate/Partnership Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Amendment to the Existing Credit Agreement and to obtain extensions of credit hereunder and has taken all necessary corporate action to authorize (i) the borrowings and other extensions of credit on the terms and conditions of this Agreement and the Notes and (ii) the execution, delivery and performance of the Loan Documents and the Amendment to the Existing Credit Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents or the Amendment to the Existing Credit Agreement. This Agreement has been, and each of the Notes, the other Loan Documents and the Amendment to the Existing Credit Agreement will be, duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each of the Notes, the other Loan Documents and the Amendment to the Existing Credit Agreement when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    3.5  No Legal Bar.  The execution, delivery and performance of this Agreement, the Notes, the Material Agreements, the other Loan Documents and the Amendment to the Existing Credit Agreement, the borrowings hereunder and the use of the proceeds thereof will not violate (A) (i) the Existing Credit Agreement and (ii) the Junior Subordinated Notes or (B) any Requirement of Law or other Contractual Obligations of the Borrower or any of its Subsidiaries or any other Loan Party which, in the case of clause (B) only, could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except pursuant to the Loan Documents, which Lien could reasonably be expected to have a Material Adverse Effect.

    3.6  No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or any other Loan Party or against any of its or their respective properties or revenues, (a) on the Closing Date, with respect to this Agreement, the Notes or the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

    3.7  Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries and any other Loan Party shall have (i) with respect to real property interests, good record and marketable title in fee simple to, a valid leasehold interest in or rights as a permittee or licensee to and (ii) with respect to personal property interests, good title to, a valid leasehold interest in or rights as a permittee or licensee to all such personal property which is material to its business, except for those the failure of which to have good title could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

    3.8  Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the Borrower's knowledge, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the Borrower's knowledge, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, nor, to the Borrower's knowledge, do the use by other Persons of such Intellectual Property infringe on the rights of the Borrower and its Subsidiaries, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.9  Taxes.  (a) Each of the Borrower and its Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any not yet delinquent or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted with respect to any such tax, fee or other charge which could reasonably be expected to have a Material Adverse Effect.

      (b) There are no Taxes imposed on the Borrower or its Subsidiaries by any political subdivision or taxing authority due or payable either on or by virtue of the execution and delivery by the Borrower, the Administrative Agent, the Arranger or the Lenders of this Agreement or any other Loan Document to which the Borrower or any other Loan Party is a party or on any payment to be made by the Borrower pursuant hereto or thereto.

    3.10  Federal Regulations.  No part of the proceeds of any Loans are intended to be or will be used, directly or indirectly, for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender, the Arranger or the Administrative Agent, and in any event upon consummation of any Acquisition involving the purchase of stock by the Borrower or any Subsidiary, the Borrower will furnish to the Administrative Agent, the

Arranger and each Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

    3.11  ERISA.  No Reportable Event has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan which has or would likely result in a Material Adverse Effect. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under all Single Employer Plans maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Single Employer Plans by an aggregate amount greater than $1,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has or would likely result in a Material Adverse Effect. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits (excluding benefits required by Section 4980B of the Code) to be provided to their current and former employees under any Plans does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which has a Material Adverse Effect.

    3.12  Investment Company Act; Other Regulations.  None of the Loan Parties is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act").

    3.13  Material Agreements.  Each of the Material Agreements to which the Borrower or any other Loan Party is a party is a legal, valid and binding obligation of the parties thereto enforceable against such parties in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and neither the Borrower nor any other Loan Party is in breach or violation of or in default under any Material Agreement or the Junior Subordinated Notes in any material respect which would individually or in the aggregate have a Material Adverse Effect. Each of the Lenders, the Arranger and the Administrative Agent has received a complete and correct copy of each of the Material Agreements and the Junior Subordinated Notes (including in each case all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto and other side letters or agreements affecting the terms thereof. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is party to any Program Services Agreement.

    3.14  Subsidiaries.  The Subsidiaries listed on Schedule 3.14 constitute all of the direct and indirect Subsidiaries of the Borrower.

    3.15  Purpose of Loans.  The proceeds of the Loans shall be used as follows: (i) to finance the purchase price of the Acquired Business and other Acquisitions by the Borrower, as set forth on Schedule 3.15 hereto, (ii) to repay the obligations outstanding under the $100 Million Credit Agreement, and (iii) for general corporate purposes of the Borrower and its Subsidiaries; provided, however, that if the initial borrowing of Loans is for a purpose other than to acquire the Acquired Business, then the Borrower shall use such initial borrowing of Loans (a) to repay all obligations, outstanding under the $100 Million Credit Agreement, (b) for the purchase price, in whole or in part, of another business or of assets to be used in the Borrower's Media/Communications Business, and (c) for general corporate purposes. The aggregate amount of the Loans used to finance Borrower Stock Repurchases shall not exceed $50,000,000 and the aggregate percentage of the stock purchased in Borrower Stock Purchases shall not exceed 10% of the issued common stock of the Borrower outstanding on the Closing Date. Notwithstanding anything to the contrary in this Agreement, no part of the proceeds of the Loans shall be used to finance the purchase price of any Acquisition unless (i) such Acquisition shall be consensual, (ii) prior to such Acquisition, such Acquisition shall have been approved by the board of directors of the Person to be acquired, and (iii) such approval of the board of directors shall not have been withdrawn, suspended or adversely modified and such board of directors shall not have failed upon a request by the Borrower to reaffirm publicly their approval of such Acquisition within 10 days following such request by the Borrower.

    3.16  Environmental Matters.  To the Borrower's knowledge after reasonable inquiry:

      (a) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties, or violation of any Environmental Law with respect to the Properties or the business conducted at the Properties which involves a matter or matters which has caused or are reasonably likely to cause a Material Adverse Effect.

      (b) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business conducted at the Properties which involves a matter or matters which has caused or are reasonably likely to cause a Material Adverse Effect, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to cause a Material Adverse Effect.

      (c) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is named as a party with respect to the Properties or the business conducted at the Properties which involves a matter or matters which has caused or are reasonably likely to cause a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or such business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to cause a Material Adverse Effect.

    3.17  Accuracy and Completeness of Information.  The documents furnished and the statements made in writing to the Lenders by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents taken as a whole do not contain any untrue statement of fact or omit to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders prior to the date hereof. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

    3.18  Permits, Etc.  Each Loan Party has all permits, licenses, authorizations and approvals required for it lawfully to acquire, own, control, manage or operate each Primary Station currently owned, controlled, managed or operated by such Loan Party (including, without limitation, all Media Licenses) except for such permits, licenses, authorizations or approvals required for the lawful ownership, control, management or operation of a Primary Station, the failure to obtain or maintain which will not have a Material Adverse Effect. Each Primary Station is in compliance in all material respects with all such permits, licenses, authorizations and approvals.

    3.19  Copyright Act Requirements.  Each Loan Party that owns, manages or operates a Primary Station has recorded or deposited with and paid to the United States Copyright Office, the Registrar of Copyrights, the Patent and Trademark Office, the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and/or any other licensors of copyrighted materials, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any patent, trademark, service mark, trade name and copyright used in the operation of a Primary Station and/or the Copyright Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder and, except as disclosed in writing to the Administrative Agent, is not liable to any Person for copyright infringement under any law, rule, regulation, contract or license as a result of its business operation, all except to the extent that non-compliance with the preceding requirements would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

    3.20  Nature of Business.  Neither the Borrower nor any of its Subsidiaries is engaged in any material business other than the ownership and operation of (or the ownership of stock of or other interests in companies that own or operate) any Media/Communications Business.

    3.21  FCC Matters; Media Licenses.  The Borrower and its Subsidiaries hold all permits, licenses, authorizations and approvals (collectively, "Authorizations") described in Schedule 3.21(a) (the "Borrower Authorizations"). USA Broadcasting holds all Authorizations described in Schedule 3.21(b) (the "USA Broadcasting Authorizations"). The Borrower Authorizations are in full force and effect, represent all the Authorizations necessary to conduct their businesses in the manner in which they are currently being conducted, and expire on the dates shown in Schedule 3.21(a). The operations of the Stations are in all material respects in compliance with the Communications Act. All reports and documents that are required by the Communications Act with respect to the ownership, management or operation of the Stations have been duly and timely filed, except for such reports or documents the failure to file which will not have a Material Adverse Effect.

    As of the Closing Date, no Station is party to any time brokerage agreement. Except as described in Schedule 3.21(c), no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, material adverse modification, forfeiture or non-renewal of any of the Borrower Authorizations. There are no judgments, decrees, complaints, petitions, filings, orders issued or threatened by the FCC, other proceedings pending or threatened before the FCC (other than rulemakings of general applicability to the broadcast industry), or events that have occurred that could reasonably be expected to result in the imposition of any financial penalty in excess of $250,000 in the aggregate by the FCC upon the Borrower Authorizations. The FCC has granted, without the imposition of conditions outside the normal course, all consents necessary for transfer of control of the licensee subsidiaries which hold the USA Broadcasting Authorizations described in Schedule 3.21(b) hereto.

    3.22  Ranking of Loans.  This Agreement and the other Loan Documents to which the Borrower is a party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of the Borrower. The Borrower's obligations hereunder and thereunder rank and will rank at least pari passu in priority of payment with all other Senior Debt. The Borrower's obligations hereunder and thereunder constitute "Senior Debt" as defined in, and pursuant to, the Junior Subordinated Notes referred to in clause (i) of the definition thereof contained in Section 1.1.

    3.23  Insolvency.  After giving effect to the funding of the Loans to be funded on each borrowing date (assuming borrowing of the entire Aggregate Commitment on such date), the existence of the Junior Subordinated Notes and the Existing Credit Agreement assuming, in each case, the issuance or borrowing of the entire amount of the indebtedness or commitments thereunder on such date, unless such Contractual Obligations have been terminated) and the payment of all estimated legal, investment banking, underwriting, accounting and other fees related hereto, the Borrower and each other Loan Party will be Solvent as of and on such borrowing date.

    3.24  Labor Matters.  As of the Closing Date there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the Borrower's knowledge, threatened against any Loan Party.

    3.25  Condemnation.  No taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened by any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

    3.26  Leases, Licenses, Permits, Site Use Agreements and Other Occupancy Agreements.  Any and all leases, licenses, permits, site use agreements and any other type of occupancy permit to which the Borrower or any Subsidiary is a party, other than the Borrower Authorizations described in Section 3.21, are in full force and effect with no material defaults existing thereunder which individually or in the aggregate would have a Material Adverse Effect.

    3.27  Corporate Organization.  On the Closing Date, the corporate organization of the Borrower and its Subsidiaries, including the respective ownership interests of the Borrower in each of its Subsidiaries, is as set forth on Schedule 3.27.

SECTION 4. CONDITIONS PRECEDENT

    4.1  Conditions to Closing Date.  The effectiveness of this Agreement, and the agreement of each Lender to make the initial Loans on the Closing Date, are subject to the satisfaction, immediately prior to or concurrently with the making of such Loans on the Closing Date (except as otherwise expressly provided hereunder), of the following conditions precedent:

      (a)  Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by an officer of the Borrower as of the Closing Date, with a counterpart for each Lender, and such officer shall be covered by an incumbency certificate which shall have been executed and delivered to the Administrative Agent.

      (b)  Other Loan Documents.  The Administrative Agent shall have received the Notes, executed and delivered by an officer of the Borrower, with a counterpart for each Lender, and such officer shall be covered by an incumbency certificate which shall have been executed and delivered to the Administrative Agent.

      (c)  Documentation Legal Matters, etc.  The Loan Documents shall have been prepared by counsel to GSCP and shall be in form and substance satisfactory to the Lenders. All other matters relating to the Loan Documents and the Amendment to the Existing Credit Agreement, and the transactions contemplated thereby, shall be satisfactory to the Lenders in all respects.

      (d)  Incumbency Certificate.  The Administrative Agent shall have received, with an executed counterpart for each Lender, an incumbency certificate of the Borrower dated the Closing Date, executed by one of its Responsible Officers or its Secretary or Assistant Secretary.

      (e)  Corporate Proceedings.  The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents and the Amendment to the Existing Credit Agreement, and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower, as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

      (f)  Organizational Documents.  The Administrative Agent shall have received, with a counterpart for each Lender, copies of the certificate of incorporation and by-laws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

      (g) [Intentionally Omitted]

      (h)  Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

         (i) the executed legal opinion of O'Melveny & Myers LLP, counsel to the Borrower, in form and substance reasonably acceptable to the Arranger;

        (ii) the executed legal opinion of Shaw Pittman, FCC counsel to the Borrower, in form and substance reasonably acceptable to the Arranger; and

        (iii) such other legal opinions as the Arranger may reasonably request.

      (i)  Material Agreements.  The Administrative Agent shall have received, with a counterpart for each Lender, copies of each of the Material Agreements, and each of the documents evidencing the Junior Subordinated Notes, all as certified as true and correct by the Borrower and all in form and substance satisfactory to the Majority Lenders.

      (j)  Good Standing Certificates.  The Administrative Agent shall have received a certificate, dated a recent date, of the Secretary of State of the States of Delaware, California and each other jurisdiction where the Borrower is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, the Borrower in such state and listing all charter documents of the Borrower on file with such officials.

      (k)  Tax and Legal Structure; Litigation.  The Arranger shall have reviewed, and be reasonably satisfied with, (i) the state and federal tax assumptions of the Borrower and each Subsidiary, (ii) the ownership, capital, organizational and legal structure of the Borrower and its Subsidiaries and (iii) the nature and status of any litigation affecting the Borrower and its Subsidiaries and/or this Agreement and any other Loan Document and the transactions contemplated hereby.

      (l)  No Default/Representations.  No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the Loans requested to be made on the Closing Date, and the representations and warranties contained in this Agreement and each other Loan Document and certificate or other writing delivered to the Lenders in satisfaction of the conditions set forth in this Section 4.1 prior to or on the Closing Date shall be correct in all material respects on and as of the Closing Date, and the Administrative Agent shall have received a certificate of the Borrower to such effect in the form of Exhibit C, dated as of the Closing Date and executed by a Responsible Officer of the Borrower.

      (m)  Existing Credit Agreement.  The Administrative Agent shall have received evidence satisfactory to it that each of the Loans is permitted under the Existing Credit Agreement.

      (n)  Solvency Certificate.  The Administrative Agent shall have received for distribution to the Lenders a certificate of the Chief Financial Officer of the Borrower to the effect that each Borrower is Solvent after giving effect to the funding of the Loans on the Closing Date (assuming borrowing of the entire Aggregate Commitment on such date), the existence of the Junior Subordinated Notes and the Existing Credit Agreement (assuming in each case the issuance or borrowing of the entire amount of the indebtedness or commitment on such date), and the payment of all estimated legal, investment banking, accounting, underwriting and other fees related hereto and thereto.

      (o)  Insurance Policies.  [Intentionally omitted.]

      (p)  Operational Consents.  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent that (i) the Borrower and its Subsidiaries have obtained all FCC consents and licenses required by law or necessary for the operation of the Borrower and its Subsidiaries and (ii) the Borrower and its Subsidiaries have obtained all other consents and licenses required by law or necessary for the operation of the Borrower and its Subsidiaries, the failure of which to obtain would have a Material Adverse Effect. In particular, without limiting the generality of the above, the FCC shall have granted its consent for the USA Broadcasting Acquisition without conditions outside the normal course.

      (q)  Approvals and Consents.  All Governmental Authority, shareholder and third-party approvals and consents necessary or desirable applicable to the application of the use of proceeds of the initial borrowing of Loans and any other financing arrangements in connection with any business or assets to be acquired with the proceeds of the initial borrowing of Loans shall have been received and shall be in full force and effect.

      (r)  Financial Certificates.  The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower and in form, substance and detail acceptable to the Administrative Agent indicating that the Financial Statements accurately reflect the financial condition and performance of the Borrower and its Subsidiaries (i) for fiscal year ending December 31, 2000 and (ii) the fiscal quarter ended March 31, 2001 in each case in accordance with GAAP consistently applied.

      (s)  Non-Foreign Entity; Tax Identification Number.  The Administrative Agent shall have received, reviewed and approved a certificate from the Borrower regarding such entity's domestic status, which certificate shall also include such entity's tax identification number.

      (t)  No Material Adverse Change.  No material adverse change shall have occurred, as determined in the sole discretion of the Arranger, in respect of the condition (financial or otherwise), business, operations, assets (including Media Licenses), nature of assets, liabilities or prospects of the Borrower and its Subsidiaries.

      (u)  Concurrent Transactions.  There shall not exist (pro forma for the application of the use of proceeds of the Loans) any default or event of default under the Existing Credit Agreement, this Agreement or any of the other Loan Documents, or under any other material indebtedness of the Borrower or its Subsidiaries.

      (v)  Absence of Certain Changes.  No change in the capital stock or long-term debt of the Borrower, or any of its Subsidiaries, or any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, stockholders' equity, results of operations or prospects of the Borrower or any business or assets to be acquired with the proceeds of the initial borrowing of Loans, considered as a whole, shall have occurred since December 31, 2000, and no material inaccuracy in such financial statements shall exist. The Borrower shall have no material liabilities, determined on a consolidated basis, except those set forth on the audited balance sheets dated December 31, 2000 included in the Financial Statements and those incurred in the ordinary course of business since such date in amounts that are consistent with past practice.

      (w)  Market Disruption.  Since the Loan Commitment Date, there shall not have occurred any disruption or adverse change, as determined by the Arranger in its sole discretion, in the financial or capital markets generally, or in the markets for commercial banking, bridge loan syndication, high yield debt or equity securities in particular or affecting the syndication or funding of commercial loans or bridge loans (or the refinancing thereof) that may have an adverse impact on the ability to syndicate the Loans.

      (x)  Financial Statements.  The Arranger shall have received audited financial statements for the three-year period immediately preceding the initial borrowing of Loans and any appropriate unaudited financial statements for any interim period or periods of the Borrower and, to the extent available, all recent, probable or pending acquisitions (including pro forma financial statements, if any, applicable to any business or assets to be acquired with the proceeds of the initial borrowing of Loans), all meeting the requirements of Regulation S-X for registration statements on Form S-1 promulgated by the United States Securities and Exchange Commission, and all such financial statements shall be satisfactory in form and substance to GSCP.

      (y)  Litigation, etc.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any Governmental Authority that, in the opinion of the Arranger, affects the application of the proceeds from the initial borrowing of Loans, the financing of the transaction contemplated thereby or any of the other transactions contemplated hereby, or that could have a material adverse effect on the Borrower or any of the transactions contemplated hereby or by the USA Acquisition Agreement.

      (z)  Liquidity and Capital Resources.  After giving effect to the use of the proceeds of the initial borrowings of Loans, and subject to the closing of the New Credit Agreement with initial available borrowing capacity of not less than $1.5 billion, the Borrower shall have sufficient liquidity and capital resources, to finance the Borrower's continuing operations following the funding of the Loans, including the payment due in connection with the USA Broadcasting Acquisition on the First USA Acquisition Closing; provided that if the initial borrowing of Loans is not made to finance the First USA Acquisition Closing, then the borrowing availability under this Agreement, after giving effect to the initial Loans, shall not be less than $300,000,000.

      (aa)  Payment of Fees and Expenses.  All fees, costs, expenses and taxes accrued and unpaid and otherwise due and payable to any of GSCP, Goldman, Sachs & Co., the Arranger and the Administrative Agent on or before the Loan Commitment Date in connection with the Loans, pursuant to the Commitment Letter, the Fee Letter, the Engagement Letter or otherwise shall have been paid in full in immediately available funds.

      (bb)  $100 Million Credit Agreement.  The Administrative Agent shall have received evidence satisfactory to it that the $100 Million Credit Agreement shall be simultaneously terminated and all amounts thereunder shall be simultaneously paid in full.

      (cc)  Additional Proceedings.  The Administrative Agent shall have received such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request and all legal matters incident to the making of such Loans shall be reasonably satisfactory to the Administrative Agent and the Arranger.

    4.2  Conditions to Initial Loans for the USA Broadcasting Acquisition.  The agreement of each Lender to make initial Loans to finance the USA Broadcasting Acquisition on or after the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loans (except as otherwise expressly provided hereunder), of the following conditions precedent:

      (a)  Concurrent Transactions.  All conditions precedent to the First USA Acquisition Closing shall have been satisfied or, with the prior approval of each of the parties to the USA Acquisition Agreement, and Arranger, waived. All matters relating to the USA Broadcasting Acquisition and the USA Acquisition Agreement, and, if not in effect prior to any previous borrowing of Loans and the Amendment to the Existing Credit Agreement shall be satisfactory in all respects to the Arranger and its counsel and the Arranger shall have received such additional certificates, legal and other opinions and such other documentation as it may request. There shall not exist (pro forma for the USA Broadcasting Acquisition and the financing thereof) any default or event of default under the Existing Credit Agreement, this Agreement or any of the other Loan Documents or under any other material indebtedness of the Borrower or its Subsidiaries.

      (b)  Absence of Certain Changes; Compliance Certificate.  The Arranger shall not have become aware of any information relating to conditions or events not previously disclosed to the Arranger or constituting new information or additional developments concerning conditions or events previously disclosed to the Arranger which the Arranger, in its judgment, believes may have a material adverse effect on the condition (financial or otherwise), assets, liabilities (contingent or otherwise), properties, solvency, business, management or prospects of the Borrower and the Acquired Business considered as a whole. If any borrowing of Loans to fund the USA Broadcasting Acquisition is not the initial borrowing of Loans, the Arranger shall have received from the Borrower a compliance certificate stating that the Borrower is in compliance with all of the representations, warranties and covenants contained in the Loan Documents.

      (c)  Financial Statements.  To the extent available to the Borrower, the Arranger shall have received financial statements and financial information of the Acquired Business for the three-year period immediately preceding the USA Broadcasting Acquisition and any appropriate unaudited financial statements for any interim period or periods, all meeting, to the extent reasonably practicable, the requirements of Regulation S-X for registration statements on Form S-1 promulgated by the United States Securities and Exchange Commission.

      (d)  Approvals and Consents.  All Governmental Authority, shareholder and third-party approvals and consents necessary or desirable in connection with the First USA Acquisition Closing and the financing thereof shall have been received and shall be in full force and effect.

      (e)  Litigation, etc.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any Governmental Authority that, in the opinion of the Arranger, affects or could have a material adverse affect on the USA Broadcasting Acquisition, the financing thereof or any of the other transactions contemplated hereby or by the USA Acquisition Agreement.

      (f)  Liquidity and Capital Resources.  After giving effect to the consummation of transactions contemplated by the USA Broadcasting Acquisition, and subject to the closing of the New Credit Agreement with available borrowing capacity of not less than $1.5 billion, the Borrower shall have sufficient liquidity and capital resources to finance the Borrower's continuing operations following the First USA Acquisition Closing.

    4.3  Conditions to Each Loan.  The agreement of each Lender to make each Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:

      (a)  Representations and Warranties; No Default.  The following statements shall be true and correct and the Borrower shall deliver to the Administrative Agent a compliance certificate signed by a Responsible Officer of the Borrower on the date of such Loan stating that:

         (i) The representations and warranties contained in this Agreement and in each other Loan Document and certificate or other writing delivered to the Lenders prior to, on or after the Closing Date pursuant hereto and on or prior to the date for such Loan are true and correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date in all material respects;

        (ii) No Default has occurred and is continuing or would result from the making of the Loan to be made on such date; and

        (iii) If the First USA Acquisition Closing has not then occurred and such Loan is not being made to finance the First USA Acquisition Closing, the requirements as to liquidity and capital resources contained in Section 4.1(z) with respect to the initial Loan are satisfied with respect to, and after giving effect to, the making of the Loan to be made on such date.

      (b)  Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to any Lender or the Borrower or any other Loan Party.

      (c)  Borrowing Notice.  The Administrative Agent shall have received a borrowing notice pursuant to the provisions of this Agreement from the Borrower.

      (d)  Approvals.  With respect to a borrowing in connection with an Acquisition of television or radio stations, the Administrative Agent shall have received copies of all FCC and regulatory approvals and licenses necessary in connection with any such Acquisition and all shareholder approvals necessary in connection with any such Acquisition.

SECTION 5. AFFIRMATIVE COVENANTS

    The Borrower hereby agrees that from and after the Closing Date, so long as any Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender, the Administrative Agent or the Arranger hereunder:

    5.1  Financial Statements.  The Borrower shall furnish to the Administrative Agent (for distribution to each Lender):

      (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and retained earnings, stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited without a "going concern" or like qualification or exception, or other qualification arising out of the scope of the audit, by the Accountants;

      (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of operations, retained earnings, stockholders' equity and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

      (c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a certificate from the Accountants verifying compliance by the Borrower and its Subsidiaries on a consolidated basis with each financial covenant set forth in Section 6.1 and, based on their review of the financial reports of the Borrower and its Subsidiaries on a consolidated basis, an opinion of the Accountants that no Default shall have occurred under any Loan Document; provided, that the Accountants shall not be required, as a result of delivering such opinion, to undertake any special investigation in addition to their normal audit examination; and

      (d) as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower, financial reports, consistent with the internal reporting practices of the Borrower and its Subsidiaries as in effect on the Closing Date, relating to the operations of each Primary Station as at the end of such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Accountants or Responsible Officer, as the case may be, and disclosed therein).

    5.2  Certificates; Other Information.  The Borrower shall:

      (a) furnish to the Administrative Agent (for distribution to each Lender) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), a certificate of a Responsible Officer of the Borrower stating that, (i) to the best of such Responsible Officer's knowledge, the Borrower during such period has observed or performed all of its covenants (including calculations substantially in the form of Exhibit D regarding all financial covenants) and other agreements, and satisfied every condition, contained in this Agreement and in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate and (ii) to the best of such Responsible Officer's knowledge, no Default has occurred and the Borrower is in compliance with its covenants in the Loan Documents;

      (b) at least once during each fiscal year of the Borrower, convene a bank meeting among the Lenders upon reasonable notice to the Lenders, or attend such a meeting convened by the Arranger, and present cash flow projections for the forthcoming year and a report discussing the views of the Borrower concerning the recent performance and near and intermediate term prospects of (i) the businesses in which the Borrower and its Subsidiaries are principally engaged and (ii) trends concerning assets under management, advisory fees, competition and strategic initiatives by the Borrower and its Subsidiaries;

      (c) furnish to the Administrative Agent (for distribution to each Lender) within five days after the same are filed, copies of all financial statements and reports which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

      (d) furnish to the Administrative Agent (for distribution to each Lender) promptly but, in any event, within five Business Days, after receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower or any of its Subsidiaries by the Accountants in connection with any annual or interim audit of the books thereof;

      (e) furnish to the Administrative Agent (for distribution to each Lender) as soon as available and in any event not later than January 31 of each year, commencing with the fiscal year ending on December 31, 2001, a copy of the annual operating budgets for the Borrower and its Subsidiaries for such fiscal year, detailed by quarter and a copy of the three-year annual operating budgets for the Borrower and its Subsidiaries for such three-year period;

       (f) furnish to the Administrative Agent (for distribution to each Lender) as soon as possible and in any event within five days after the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

      (g) furnish to the Administrative Agent (for distribution to each Lender) promptly but, in any event, within five Business Days, after the same become available, copies of all statements, reports and other information which the Borrower or any of its Subsidiaries sends to any holders, as holders, of its Indebtedness or its securities;

      (h) furnish to the Administrative Agent (for distribution to each Lender) (A) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (B) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any of its ERISA Affiliates of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any of its Subsidiaries if the present value of the accrued benefits under the Plan exceeds its assets by an amount in excess of $1,000,000 and (D) promptly and in any event within fifteen Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

       (i) furnish to the Administrative Agent (for distribution to each Lender) promptly after the commencement thereof, but in any event not later than five Business Days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower or any of its Subsidiaries, notice of each action, suit or proceeding before any court or governmental authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that would have a Material Adverse Effect;

       (j) furnish to the Administrative Agent (for distribution to each Lender) promptly after the sending or filing thereof, but in any event not later than ten Business Days following such sending or filing, copies of (A) all Ownership Reports on FCC Form 323 (or any similar form which may be adopted by the FCC from time to time) and any supplements thereto, and (B) all statements, reports and other information filed by or on behalf of the Borrower or any of its Subsidiaries with the FCC if such statement, report or other information indicates a material change in the condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries;

      (k) furnish to the Administrative Agent (for distribution to each Lender) promptly upon receipt thereof, but in any event not later than five Business Days following such receipt, copies of (i) all notices and other communications that the Borrower or any of its Subsidiaries shall have received from the FCC relating to any adjudicatory hearing before the FCC as to which the Borrower or any of its Subsidiaries is a party, (ii) any petition, complaint, notice of violation or notice of apparent liability made with the FCC or received from the FCC relating to any proceeding involving the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or its Subsidiaries, could result in the rescission, non-renewal, revocation or materially adverse modification of any Media License and (iii) any cease and desist order or similar directive from the FCC, if compliance with such cease and desist order for an indefinite period or for the period set forth in such order could reasonably be expected to have a Material Adverse Effect or if the Borrower or any of the Subsidiaries of the Borrower against which such order is issued is unable to comply with such order within the time period provided in such order and such failure or the continuation of such failure could reasonably be expected to have a Material Adverse Effect;

       (l) furnish to the Administrative Agent (for distribution to each Lender) no later than ten days prior to the formation or acquisition of any Subsidiary of the Borrower or a Subsidiary of a Subsidiary, a supplement to Schedule 3.14, setting forth the information with respect to each such Subsidiary reasonably required by the Majority Lenders;

      (m) furnish to the Administrative Agent (for distribution to each Lender) no later than 30 days prior to the acquisition of a Media License or Primary Station by the Borrower or any Subsidiary, a supplement to Schedule 3.21, setting forth the information with respect to each Primary Station or Media License reasonably required by the Majority Lenders;

      (n) furnish to the Administrative Agent (for distribution to each Lender) promptly (and in any event prior to the execution and delivery of each AT Note) notice of (i) the delivery by USA Broadcasting to the Borrower or any of its Subsidiaries (including Newco) of an AT Notice (as defined in the Second Amendment to the USA Acquisition Agreement, as in effect on the date hereof), and (ii) the principal amount of such AT Note; and

      (o) furnish to the Administrative Agent (for distribution to each Lender) promptly such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

    5.3  Payment of Obligations.  The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to so satisfy such obligations would not have a Material Adverse Effect or except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

    5.4  Conduct of Business and Maintenance of Existence.  The Borrower shall, and shall cause each of its Subsidiaries to, continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that a failure to maintain such rights, registrations, licenses, privileges and franchises would not have a Material Adverse Effect or except as otherwise permitted pursuant to Section 6.5, and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

    5.5  Maintenance of Property; Insurance.  The Borrower shall, and shall cause each of its Subsidiaries to, keep all Property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies or associations insurance on such of its Property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. From and after the Security Documents Effective Date, all such policies of liability insurance on the property of the Borrower and the Subsidiaries and all such property and casualty insurance policies shall contain an endorsement, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion, showing the Administrative Agent, on behalf of the Lenders, as additional insured, or as its interests appear, or as loss payee. Such endorsement, or an independent instrument furnished to the Administrative Agent, shall provide that the insurance companies will give the Administrative Agent at least 30 days' prior written notice before any such policy or policies of insurance shall be altered or canceled. All policies of insurance required to be maintained under this Agreement shall be in customary form and with insurers recognized as adequate by the Administrative Agent and all such policies shall be in such amounts as shall be customary for similar companies in the same or similar business in the same geographical area. The Borrower and its Subsidiaries shall deliver to the Administrative Agent insurance certificates certified by the Borrower's or such Subsidiary's insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Administrative Agent promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss.

         (i) Each policy for liability insurance shall provide for all losses to be paid on behalf of the Administrative Agent and the Borrower or its Subsidiary (as the case may be), as their respective interests may appear.

        (ii) Reimbursement under any liability insurance maintained by the Borrower or its Subsidiaries pursuant to this Section 5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance.

    5.6  Inspection of Property; Books and Records; Discussions.  The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its Accountants (as long as a member of senior management of the Borrower is present during such discussion).

    5.7  Environmental Laws.  The Borrower shall, and shall cause each of its Subsidiaries to:

      (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;

      (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

      (c) Defend, indemnify and hold harmless the Administrative Agent, the Arranger and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries, or the Borrower's or any of its Subsidiaries' interest in Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

    5.8  Use of Proceeds.  The Borrower will use, and cause its Subsidiaries to use, the proceeds of the Loans as set forth in Section 3.15 and in compliance with Section 3.10.

    5.9  Compliance With Laws, Etc.  Except as set forth in Section 5.7 relating specifically to Environmental Laws, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders except where noncompliance would not reasonably be expected to have a Material Adverse Effect, such compliance to include, without limitation (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties and (ii) paying all lawful claims which if unpaid might become a Lien upon any of its Properties; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (A) the validity or applicability thereof is being contested in good faith by appropriate proceedings or the failure to pay such tax, assessment, charge, levy or claim would not have a Material Adverse Effect and (B) the Borrower or such Subsidiary shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

    5.10  Media Licenses.  The Borrower will obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all Media Licenses, including without limitation, by filing with the FCC (i) those of the Loan Documents required to be filed under the FCC's rules and regulations within 30 days after the Closing Date, and (ii) all reports (including Ownership Reports on Form 323) and other documents required to be filed by the Communications Act in connection with the transactions contemplated hereby and maintaining public records and files in accordance with the Communications Act and the rules and regulations of the FCC, except for such Media Licenses in respect of the Primary Stations the failure of which to obtain, maintain or preserve will not have a Material Adverse Effect.

    5.11  Leases and Licenses.  The Borrower shall or shall cause its Subsidiaries to perform and carry out all of the provisions of all of the leases, licenses, permits and any other occupancy agreements relating to real property or real property interests (the "Occupancy Agreements") to be performed by the Borrower or any of its Subsidiaries and shall appear in and defend any action in which the validity of any of the Occupancy Agreements relating to any real property or real property interests is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any of such Occupancy Agreements and to enforce the provisions thereof.

    5.12  Notices.  The Borrower will provide, and will cause its Subsidiaries to provide to the Arranger, within 5 days following receipt by the Borrower or such Subsidiary, copies of all notices received by the Borrower or such Subsidiary (i) under any Material Agreement, relating to any default, any claimed force majeure or any other material provision thereof and (ii) from the Internal Revenue Service or other taxing authority relating to any dispute regarding deductions, audits or any other material matter which, if adversely determined against the Borrower or such Subsidiary, would have a Material Adverse Effect.

    5.13  Security Interests.  (a) From and after the Security Documents Effective Date, the Obligations shall be secured by Liens, in favor of the Administrative Agent for the benefit of the Lenders, granted by any Person that, as of the Loan Commitment Date or thereafter, granted a Lien to secure any of the obligations or liabilities under the Existing Credit Agreement or any loan document entered into in connection therewith. The collateral subject to such Liens in favor of the Administrative Agent shall consist of (i) the property and assets of the Borrower secured on the Loan Commitment Date by the Liens in favor of the lenders under the Existing Credit Agreement or one or more representatives of such lenders, and (ii) any and all property and assets acquired by any Loan Party following the Loan Commitment Date (including, without limitation, the Acquired Business); provided, however, that such collateral shall not include at any time any license granted by the FCC to the extent, but only to the extent, that the Borrower is prohibited at that time from granting a security interest therein in favor of the Administrative Agent pursuant to the Communications Act.

      (b) The Borrower shall, and shall cause the Loan Parties, as applicable, to execute and deliver to the Administrative Agent, on or before the Security Documents Effective Date, and such Security Documents as are necessary or reasonably requested by the Administrative Agent to effectively grant, and maintain the perfection and priority of, the Liens in favor of the Administrative Agent described in Section 5.13(a), all in such form as shall be satisfactory to the Administrative Agent.

      (c) From and after the Security Documents Effective Date, the Borrower shall, and shall cause each of its Subsidiaries to, take any action which the Administrative Agent may reasonably request in order to obtain from the FCC (and any other applicable Governmental Authority) such approval as may be necessary to enable the Administrative Agent and the Lenders to exercise and enjoy the full rights and benefits granted to them by this Agreement, including the use of each Grantor's best efforts to assist in obtaining the approval of the FCC for any action or transaction contemplated by this Agreement for which such approval is required by law or is asserted by the FCC to be required by law.

SECTION 6. NEGATIVE COVENANTS

    The Borrower hereby agrees that from and after the Closing Date, so long as any Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender, the Arranger or the Administrative Agent hereunder:

    6.1  Financial Condition Covenants.  The Borrower shall not:

      (a)  Maximum Total Debt Ratio.  Permit the Total Debt Ratio at any time (provided that EBITDA shall be calculated as of the end of the last fiscal quarter for which financial statements under Section 5.1(b) shall have been required to be delivered, unless a Covenant Compliance Certificate together with financial statements for the relevant period shall have been delivered to the Lenders for a more recent period, in which case EBITDA set forth therein shall be used for calculating this ratio) of the Borrower and its Subsidiaries on a consolidated basis to exceed 4.00:1.

      (b)  Minimum Total Interest Coverage Ratio.  Permit the Total Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower and its Subsidiaries to be less than 2.60:1; provided that Interest Expense, as used in the Total Interest Coverage Ratio, shall exclude all PIK Interest.

      (c)  Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower and its Subsidiaries to be less than 1.10:1; provided that Interest Expense, as used in Total Debt Service as used in Fixed Charge Coverage Ratio, shall exclude all PIK interest.

      (d)  Calculation of Financial Condition Covenants, etc.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with Sections 6.1(a), (b) and (c), Section 6.6(ii) and Section 6.7(k) only, Newco shall be deemed not to be a Subsidiary of the Borrower so long as all of the Indebtedness of Newco created under each AT Note constitutes Non-Recourse Indebtedness.

    6.2  Limitation on Indebtedness.  The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except, subject to Section 6.19, for:

      (a) Indebtedness created hereunder and under the Notes;

      (b) Indebtedness (not referred to in any other clause of this Section 6.2) of the Borrower or any of its Subsidiaries secured by Liens permitted with respect to the Borrower or its Subsidiaries by Section 6.3; provided that the aggregate amount of any such Indebtedness that is not rated as investment grade by at least one of Standard & Poor's Ratings Services and Moody's Investors Service, Inc. and not rated with at least the highest non-investment grade ranking by the other such rating agency shall not exceed $100,000,000;

      (c) Indebtedness under the Existing Credit Agreement in an aggregate principal amount not exceeding $318,150,000, less the principal amount of mandatory repayments and prepayments made thereunder from time to time on and after the Closing Date;

      (d) [Intentionally Omitted];

      (e) Indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower or any existing Subsidiary no Default shall have occurred and be continuing;

       (f) unsecured Indebtedness of any Subsidiary owing to the Borrower or any other wholly-owned Subsidiary or secured Indebtedness of any Subsidiary that is not a wholly-owned Subsidiary owing to the Borrower or any wholly-owned Subsidiary;

      (g) the License Fee Guaranties and the Junior Subordinated Notes, in amounts in existence on the Existing Credit Agreement Closing Date;

      (h) Indebtedness (i) under any Interest Rate Agreement required by the Existing Credit Agreement, (ii) evidenced by performance bonds or letters of credit issued in the ordinary course of business or reimbursement obligations in respect thereof, (iii) evidenced by a letter of credit facility related to insurance associated with claims for work-related injuries or (iv) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

       (i) trade credit incurred to acquire goods, supplies, services and incurred in the ordinary and normal course of business;

       (j) Capitalized Lease Obligations of the Borrower and its Subsidiaries in an aggregate amount not exceeding $50,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date, inclusive;

      (k) all deferred taxes (where such deferral is otherwise permitted under the terms of this Agreement and under applicable law); and

       (l) Non-Recourse Indebtedness of Newco to USA Broadcasting created under any AT Note in an aggregate principal amount not to exceed the lesser of (i) the portion of the purchase price allocable to the Capital Stock of each Subsidiary of USA Broadcasting acquired by Newco with the Net Proceeds of such AT Note, pursuant to Section 1.3 of the Second Amendment to the USA Acquisition Agreement, as in effect on the date hereof, and (ii) $835,000,000.

    6.3  Limitation on Liens.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except, subject to Section 6.19, for:

      (a) Liens created under the Existing Credit Agreement or under any of the other Loan Documents (as defined in the Existing Credit Agreement);

      (b) Liens existing on any Property at the time of its acquisition after the date hereof not created in anticipation of such acquisition and limited solely to the Property acquired;

      (c) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and claims secured thereby are being contested in good faith by appropriate proceedings;

      (d) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

      (e) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

       (f) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

      (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and not otherwise referred to in any clause of this Section 6.3 which, in the aggregate, would not cause a Material Adverse Effect;

       (i) [Intentionally Omitted];

       (j) Liens on the Property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 6.2(e), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;

      (k) Liens on Property or assets securing leases permitted pursuant to Section 6.12;

       (l) Liens created under the Security Documents; and

      (m) Liens granted by Newco in favor of USA Broadcasting pursuant to the AT Pledge Agreement securing Non-Recourse Indebtedness permitted pursuant to Section 6.2(l); provided that such Liens attach only to (i) the Capital Stock of each Subsidiary of USA Broadcasting acquired by Newco with the Net Proceeds of an AT Note, pursuant to Section 1.3 of the Second Amendment to the USA Acquisition Agreement, as in effect on the date hereof, and (ii) the 1.0% general partnership interest of any licensee general partnership in which any such Subsidiary of USA Broadcasting directly owns the corresponding 99.0% general partnership interest.

    6.4  Limitation on Fundamental Changes.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and provided that the Existing Credit Agreement has not expired or terminated.

      (a) upon at least 15 days' prior notice to the Arranger, any Subsidiary of the Borrower (other than Newco) may merge into the Borrower (provided that the Borrower is the survivor thereof), provided that the obligations of the merging entity are assumed by the Borrower; and

      (b) any Subsidiary of the Borrower (other than Newco) may merge or consolidate with any Person to consummate any New Investment or Acquisition permitted by Section 6.7; provided that the survivor of that merger or consolidation is a wholly-owned Subsidiary of the Borrower.

    6.5  Limitation on Sale of Assets.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition, unless such Asset Disposition shall be for fair market value. Fair market value shall be determined by the Board of Directors of the Borrower or its management committee, in the case of Asset Dispositions relating to assets having a book value of $10,000,000 or less, and by an independent appraisal firm reasonably satisfactory to the Majority Lenders, in the case of Asset Dispositions relating to assets having a book value over $10,000,000. In any case, the Borrower may not sell, and will not permit any of its Subsidiaries to sell, any Primary Station or the Media Licenses therefor.

    6.6  Limitation on Dividends.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding (except only such dividends, payments or other amounts payable to the Borrower or a wholly-owned Subsidiary of the Borrower), and (b) if a partnership, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (except distributions to the Borrower or any wholly-owned Subsidiary of the Borrower) (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments"), except for:

         (i) Restricted Payments paid by the Borrower to PTI Holdings for the repurchase of its Junior Subordinated Note in accordance with Section 6.8; and

        (ii) such other Restricted Payments as the Borrower or its Subsidiaries may elect to make, provided that (x) the Total Debt Ratio as of the date of the most recent quarterly or annual financial statements delivered pursuant to Section 5.1 after giving effect to the making of such Restricted Payment is less than 3.50:1, (y) no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (z) the Borrower is in compliance with the Fixed Charge Coverage Ratio (calculated on a basis so as to include such Restricted Payments as a fixed charge, except for such Restricted Payments relating to Borrower Stock Purchases) as of the date thereof; provided, further, that notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with Sections 6.1(a), (b) and (c), Section 6.6(ii) and Section 6.7(k) only, Newco shall be deemed not to be a Subsidiary of the Borrower so long as all of the Indebtedness of Newco created under each AT Note constitutes Non-Recourse Indebtedness.

Notwithstanding anything herein to the contrary, the Borrower shall not permit (i) the aggregate amount of Restricted Payments for Borrower Stock Purchases to exceed $150,000,000 or (ii) the aggregate percentages of such purchased shares to exceed 10% of the issued common stock of the Borrower.

    6.7  Limitation on Investments, Loans and Advances.  The Borrower shall not, and shall not permit any of its Subsidiaries to, suffer to exist, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an "investment"), any Person, except, subject to Section 6.19, for:

      (a) the Borrower's ownership interest in its Subsidiaries and certain Subsidiaries' ownership interests in certain other Subsidiaries, in each case on or prior to the Closing Date and as set forth in Section 3.27;

      (b) investments in marketable debt securities, liquid investments in debt securities and other debt instruments that are acquired for investment purposes and that have a value which may be readily established and which are investment grade, including any such investment that may be readily sold or otherwise liquidated;

      (c) extensions of trade credit in the ordinary course of business;

      (d) advances to employees of the Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

      (e) investments constituting non-cash consideration received in connection with an Asset Disposition, provided that such non-cash consideration shall not exceed 15% of the aggregate consideration received for such Asset Disposition; and provided further that the aggregate amount of any such non-cash consideration with respect to all Asset Dispositions shall not exceed $5,000,000 at any one time outstanding;

       (f) investments in existence as of the Closing Date, as set forth on Schedule 6.7(f);

      (g) [Intentionally omitted;]

      (h) investments permitted under Section 6.2(f);

       (i) investments not otherwise referred to in this Section 6.7 in an aggregate amount not to exceed $50,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date, inclusive, provided that no such investment shall be permitted if at the time of the making thereof a Default has occurred and is continuing or would result from the making of such investment;

       (j) investments in Entravision permitted by Section 6.7(j) of the Existing Credit Agreement in an amount not to exceed $10,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date, inclusive;

      (k) New Investments; provided that (i) no Default has occurred and is continuing or would result from the consummation of such New Investment (and the Borrower shall have delivered a Covenant Compliance Certificate showing pro forma calculations assuming such New Investment had been consummated on the first day of the applicable measurement period to the Administrative Agent); (ii) the New Investment (if in a radio or television station), has received (if such investment shall require FCC approval) final FCC approval and evidence thereof satisfactory to the Administrative Agent has been provided to the Administrative Agent; (iii) Majority Lenders shall have received and reviewed and approved the form of all documents setting forth the terms of, effecting or otherwise relating to, such New Investment; and (iv) the Borrower shall be in compliance with the Total Debt Ratio on a pro forma basis assuming such New Investment had been consummated on the first day of the applicable measurement period; provided, further, that notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with Sections 6.1(a), (b) and (c), Section 6.6(ii) and Section 6.7(k) only, Newco shall be deemed not to be a Subsidiary of the Borrower so long as all of the Indebtedness of Newco created under each AT Note constitutes Non-Recourse Indebtedness;

       (l) an investment by the Borrower and its Subsidiaries in a joint venture for the purpose of establishing and operating pay television channels in the United States; provided that the Borrower's (or its Subsidiaries') investment therein shall not exceed $10,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date inclusive, in the aggregate (exclusive of all general and administrative expenses and affiliate sales and promotion expenses contributed by Borrower (or any such Subsidiary) in the ordinary course of business); and provided, further that (i) no Default has occurred and is continuing or would result from the consummation of such investment; and (ii) Majority Lenders shall have received and reviewed and approved the form of all documents setting forth the terms of, effecting or otherwise relating to, such investment;

      (m) to the extent constituting an investment, the acquisition by Newco of the Capital Stock of one or more Subsidiaries of USA Broadcasting with the Net Proceeds of the Non-Recourse Indebtedness of Newco permitted pursuant to Section 6.2(l); and

      (n) investments by the Borrower in Newco in the form of one or more cash capital contributions (i) in an amount not to exceed the principal amount of any AT Note then due and payable in accordance with the terms of such AT Note so long as each amount so contributed to Newco is forthwith applied by Newco to the repayment of such AT Note, and (ii) in an aggregate amount not to exceed $100,000.

    6.8  Limitation on Modifications of Debt Instruments; Repurchase of Junior Subordinated Notes; Etc.  (a) The Borrower shall not, and shall not permit any Subsidiary to, amend the subordination provisions of the Subordinated Indebtedness or any guarantee thereof.

      (b) Notwithstanding anything to the contrary contained herein, the Borrower shall not repurchase, or permit PTI Holdings to repurchase, any Junior Subordinated Note if the aggregate purchase price paid for the Junior Subordinated Notes would exceed the accreted value thereof or if any Default has occurred and is continuing, or would result from such repurchase.

    6.9  Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or any Subsidiary less than wholly-owned, directly or indirectly, by the Borrower, unless such transaction (i) is otherwise permitted under this Agreement or (ii) is in the ordinary course of the Borrower's or such Subsidiary's business and is upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or (iii) is pursuant to any Material Agreement or (iv) is a New Investment or an investment in a pay television joint venture permitted by Section 6.7(k) or 6.7(l), respectively.

    6.10  Fiscal Year.  The Borrower shall not permit the fiscal year of the Borrower or any of its consolidated Subsidiaries to end on a day other than December 31, except with the consent of the Majority Lenders (which consent shall not be unreasonably withheld and which consent may be conditioned upon adjusting the covenants in a manner to give each of the parties hereto substantially the same protection and benefits as were in effect prior to any such change in the fiscal year of the Borrower or any of its consolidated Subsidiaries).

    6.11  Restrictions Affecting Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, or suffer to exist, any agreement (other than this Agreement and the Existing Credit Agreement) with any Person other than the Lenders which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any other Subsidiary.

    6.12  Lease Obligations.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

    6.13  Unfunded Liabilities.  The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $5,000,000 at any time; provided that the Borrower shall not permit Newco to maintain any such Plans.

    6.14  Management Fees.  The Borrower shall not, and shall not permit any of its Subsidiaries to, pay any management fees for services rendered other than (i) management fees to Persons not Affiliates for services rendered and incurred in an arm's length transaction and in the ordinary course of the Borrower's or such Subsidiaries' business and (ii) management fees payable by Subsidiaries of the Borrower to the Borrower or a wholly-owned Subsidiary of the Borrower.

    6.15  Material Agreements.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or permit (i) any termination of the Material Agreements (except as such agreements may terminate in accordance with their terms), (ii) any modification or amendment of any provision of any Material Agreement, which modification or amendment would have a Material Adverse Effect, (iii) any modification or amendment of the Program License Agreements which would change the terms of any payment thereunder, which would decrease the availability of programming thereunder, which would be adverse to the Lenders or which would be material or (iv) any other modification or amendment of any provision of any Material Agreement (provided, that the Borrower shall give the Arranger (who shall, in turn, promptly notify the Lenders), at least 10 days' prior notice of all such proposed modifications and amendments under this clause (iv) and if the Majority Lenders do not vote to disapprove such proposed modification or amendments within such 10-day notice period, the Lenders shall be deemed to have approved such proposed modifications or amendments).

    6.16  Limitation on Negative Pledge Clauses.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) the Existing Credit Agreement, this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

    6.17  Limitation on Modifications of USA Acquisition Agreement.  The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the USA Acquisition Agreement in a manner that could reasonably be expected to materially adversely affect the Lenders, unless consented to in writing by Majority Lenders.

    6.18  Limitation on Equity Offerings.  The Borrower shall not, and shall not permit any of its Subsidiaries to, consummate, agree to consummate, or enter into any underwriting agreement or similar agreement for any Equity Offering of the Capital Stock of the Borrower or any Subsidiary except equity offerings in which 100% of the Net Proceeds thereof are used to make the payment required by Section 2.6(d) and 2.6(e) of the Existing Credit Agreement, as in effect on the Loan Commitment Date, and then to repay the Obligations then outstanding under this Agreement and the Notes; provided that the Borrower shall not permit Newco to consummate, agree to consummate, or enter into any underwriting agreement or similar agreement for any Equity Offering of its Capital Stock.

    6.19  Limitation on Activities of Newco.  Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall not permit Newco to (a) create, incur, assume or suffer to exist any Indebtedness or liabilities other than the incurrence and repayment of the Non-Recourse Indebtedness permitted under Section 6.2(l), (b) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens expressly permitted under Section 6.3(m), (c) suffer to exist, make or purchase any investment, other than investments expressly permitted under Section 6.7(m), (d) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to (i) Newco's ownership of the Capital Stock of any Subsidiary of USA Broadcasting acquired by Newco with the Net Proceeds of the Non-Recourse Indebtedness permitted pursuant to Section 6.2(l), (ii) the incurrence and repayment of the Non-Recourse Indebtedness permitted under Section 6.2(l), and (iii) the granting of the Liens permitted under Section 6.3(m), (e) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of any Subsidiary of USA Broadcasting permitted to be acquired pursuant to clause (d) of this Section 6.19, (f) create or form any Subsidiaries, other than any Subsidiary of USA Broadcasting acquired by Newco with the Net Proceeds of an AT Note in accordance with Section 6.7(m), or (g) fail to comply with any of the provisions of clauses (1) through (4), inclusive, of the proviso to the definition of "Newco".

SECTION 7.EVENTS OF DEFAULT

    If any of the following events shall occur and be continuing:

      (a) The Borrower shall fail to pay any principal on any Note when due or the Borrower shall fail to pay any interest on any Note within two Business Days after any such interest becomes due in accordance with the terms thereof and hereof or the Borrower shall fail to pay any other amount payable hereunder within five Business Days after any such other amount becomes due; or

      (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

      (c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.2(f), 5.3, 5.4, 5.8, 5.9, 5.10, or 5.13 or any provision of Section 6; or

      (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) actual knowledge thereof by a senior officer of such Loan Party or any provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document; or

      (e) (a) The Borrower or any other Loan Party shall (i) (except as set forth in (b) below) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Notes or any AT Note) issued under an indenture or other agreement, if the original principal amount of Indebtedness covered by such indenture or agreement is $5,000,000 or greater or (B) any Guarantee Obligation with respect to an amount of $5,000,000 or greater, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) (except as set forth in (b) below) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or (b) any Event of Default (as defined in the Existing Credit Agreement) shall occur; or

       (f) (i) The Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

      (g) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case regarding clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower or any other Loan Party to any tax, penalty or other liabilities in the aggregate to exceed $5,000,000; or

      (h) One or more judgments or decrees shall be entered against the Borrower or any other Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree or any non-monetary judgment or order shall be entered against the Borrower or any other Loan Party that is reasonably likely to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

       (i) There shall occur any default in the material observance or material performance of any Material Agreement or any such Material Agreement shall terminate or otherwise no longer be in full force and effect; or

       (j) Any Media License required for the lawful ownership, lease, control, use, operation, management or maintenance of a Primary Station or any Media License, the loss of which would have a Material Adverse Effect, shall be canceled, terminated, rescinded, annulled, revoked, suspended or limited, or amended or otherwise modified in any material adverse respect, or shall fail to be renewed for any reason whatsoever, shall no longer be in full force and effect; or the FCC shall have designated such Media License for hearing seeking revocation, suspension or material adverse modification; or the grant of any such Media License, the loss of which would have a Material Adverse Effect, shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or

      (k) Any material provision of any Loan Document (including, without limitation, the grant of a security interest under any Security Document), after delivery thereof pursuant to the provisions hereof, shall, for any reason other than an act or omission by the Administrative Agent, cease to be valid or enforceable in accordance with its terms; or

       (l) A Change in Control shall have occurred; or

      (m) Any provision of the Fee Letter or the Engagement Letter shall, for any reason other than an act or omission by the Arranger, cease to be valid or enforceable in accordance with its terms; or

      (n) The subordination provisions of the Subordinated Indebtedness shall for any reason cease to be valid or enforceable in accordance with their terms;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments to the Borrower shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to the Borrower to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. In all cases, with the consent of the Majority Lenders, the Administrative Agent may enforce any or all of rights and remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE ADMINISTRATIVE AGENT AND THE ARRANGER

    8.1  Appointment.  Each Lender hereby irrevocably designates and appoints GSCP as Administrative Agent and as Arranger, for such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes GSCP, as the Administrative Agent and as the Arranger, for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Arranger, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Arranger shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Arranger in such respective capacities.

    8.2  Delegation of Duties.  The Administrative Agent and the Arranger may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent or the Arranger shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

    8.3  Exculpatory Provisions.  None of the Administrative Agent, the Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Subsidiary or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Arranger under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower or any Subsidiary or any other Loan Party to perform its obligations hereunder or thereunder. None of the Administrative Agent or the Arranger shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary or any other Loan Party.

    8.4  Reliance by Administrative Agent and Arranger.  The Administrative Agent and the Arranger shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by any of them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Administrative Agent or the Arranger. The Administrative Agent and the Arranger may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent or the Arranger shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Administrative Agent's or the Arranger's gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction) which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Arranger shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

    8.5  Notice of Default.  None of the Administrative Agent or the Arranger shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Arranger and the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Administrative Agent shall believe necessary to protect the Lenders' interests under the Loan Documents.

    8.6  Non-Reliance on Administrative Agent, Arranger and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent, the Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Arranger hereafter taken, including any review of the affairs of the Borrower or any Subsidiary or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent or the Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any Subsidiary or any other Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or the Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and any other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Arranger hereunder, the Administrative Agent and the Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Subsidiary or any other Loan Party which may come into the possession of the Administrative Agent or the Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

    8.7  Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Arranger in their respective capacities as such (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated reasonable cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent or the Arranger, in their respective capacities as Administrative Agent and Arranger, but not as Lenders hereunder, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's or the Arranger's gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

    8.8  Administrative Agent and Arranger in Their Individual Capacities.  The Administrative Agent, the Arranger and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any Subsidiary as though the Administrative Agent and such Arranger were not the Administrative Agent and an Arranger, respectively, hereunder and under the other Loan Documents. With respect to the Administrative Agent or the Arranger the Loans made by the Administrative Agent or such Arranger, as applicable, and any Note issued to any of the Administrative Agent or the Arranger, as the case may be, shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or an Arranger, as the case may be, and the terms "Lender" and "Lenders" shall include the Administrative Agent and the Arranger in their individual capacities.

    8.9  Successor Administrative Agent or Arranger.  The Administrative Agent or the Arranger may resign as Administrative Agent or Arranger, respectively, upon 30 days' notice prior to the Commitment Expiration Date and upon five Business Days' notice from and after the Commitment Expiration Date to the Lenders and the Majority Lenders may at any time remove the Administrative Agent or the Arranger. If the Administrative Agent or the Arranger shall be removed or shall resign as Administrative Agent or Arranger under this Agreement and the other Loan Documents, then (i) prior to the Commitment Expiration Date, the Majority Lenders and (ii) on and after the Commitment Expiration Date, the Administrative Agent or the Arranger, as applicable, shall appoint from among the Lenders a successor administrative agent or arranger, as the case may be, for the Lenders, which successor administrative agent or arranger, as the case may be, shall be approved by the Borrower (which consent shall not be unreasonably withheld or delayed and which shall not be required if an Event of Default under Section 7.1(a) shall have occurred and is continuing), whereupon such successor administrative agent or arranger, as the case may be, shall succeed to the rights, powers and duties of the Administrative Agent and an Arranger and the term "Administrative Agent" or "Arranger" shall mean such successor administrative agent or Arranger, as the case may be, effective upon its appointment, and the former Administrative Agent's or Arranger's rights, powers and duties as the Administrative Agent or Arranger, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Arranger or any of the parties to this Agreement or any holders of the Notes. Notwithstanding anything to the contrary, after any retiring Administrative Agent's or Arranger's removal or resignation as Administrative Agent or Arranger, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Arranger, as the case may be, under this Agreement and the other Loan Documents. Further, if the Administrative Agent or the Arranger no longer has any Loans or Commitments hereunder, the Administrative Agent or such Arranger shall immediately resign and shall be replaced, and have the benefits, as set forth in this Section 8.9.

    8.10  Arranger.  Without limiting any provision contained in this Section 8, (i) no Lender identified in this Agreement as an "Arranger" shall have, except as and to the limited extent expressly provided herein, any obligation, responsibility or duty under this Agreement other than those applicable to all Lenders as such and (ii) advisor, book manager syndication agent hereunder shall have no obligation, responsibility or duty whatsoever under this Agreement. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9. MISCELLANEOUS

    9.1  Amendments and Waivers.  Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and the Borrower, the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purposes of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) (a) reduce the amount or extend the maturity of any Note or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or change the amount or maturity of any Lender's Commitment, in each case without the written consent of the Lender affected thereby; or

(b) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted under Section 6.4); or (c) release the Borrower from any liability under the Loan Documents; or (d) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(h) or 2.9; or (e) amend, modify or waive, directly or indirectly, any provision of this Agreement requiring the consent or approval or notification of all Lenders, in each case set forth in clauses (i)(b) through (i)(e) above without the written consent of all the Lenders; or (ii) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent and the then Arranger. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, the Arranger and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders, the Arranger and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

    9.2  Notices.  All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed as follows in the case of the Borrower, the Arranger and the Administrative Agent, and as set forth in Schedule 9.2, or in the Assignment and Acceptance pursuant to which a Person becomes a party hereto, in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Univision Communications Inc. 1999 Avenue of the Stars Suite 3050 Los Angeles, California 90067 Attention: General Counsel Telecopy: (310) 556-3568
with copies to:
Univision Communications Inc. Glenpointe Centre West 500 Frank W. Burr Boulevard 6th Floor Teaneck, New Jersey 07666 Attention: George W. Blank Telecopy: (201) 287-9578
Univision Communications Inc. 1999 Avenue of the Stars Suite 3050 Los Angeles, California 90067 Attention: Andrew Hobson Telecopy: (310) 556-7615
GSCP, as Arranger and Administrative Agent	Goldman Sachs Credit Partners, L.P. c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Lisa M. Perrotto-Murray Telecopy: (212) 346-2608
with a copy to:
Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Attention: J. Scott Hodgkins Neil Cummings Telecopy: (213) 891-8763

; provided that any notice, request or demand to or upon the Administrative Agent, the Arranger or the Lenders pursuant to Section 2.1, 2.2, 2.4, 2.8 or 2.11 or any notice to the Borrower pursuant to Section 7 shall not be effective until received.

    9.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Arranger or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    9.4  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes (but shall not be deemed to be restated unless otherwise expressly provided for).

    9.5  Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable costs and out-of-pocket expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, any syndication of the Loans and/or the Commitments, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Arranger, the Administrative Agent and each Lender, for all their reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable legal fees and disbursements of counsel to the Administrative Agent, the Arranger and each Lender and the allocated reasonable cost of internal counsel to the Arranger, the Administrative Agent and each Lender, (c) to pay, and indemnify and hold harmless each Lender, the Arranger and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender, the Arranger and the Administrative Agent from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated reasonable cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lenders, the Arranger and the Administrative Agent), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents or the use of the proceeds of the Loans and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent, the Arranger or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, such Arranger or such Lender or their agents or attorneys-in-fact as finally judicially determined by a court of competent jurisdiction. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder. The Administrative Agent, the Arranger and the Lenders agree to provide reasonable details and supporting information concerning any costs and expenses required to be paid by the Borrower pursuant to the terms hereof.

    9.6  Successors and Assigns; Participations; Purchasing Lenders.

      (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arranger, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each Lender.

      (b) Any Lender may, in the ordinary course of its commercial banking or finance business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such

  Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting the extension of the maturity of any portion of the principal amount of a Loan or Commitment or any portion of interest or fees related thereto or a reduction of the principal amount or principal payment amount of or the rate of interest payable on the Loans or any fees related thereto or any increase in participation amounts. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arranger and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof as provided in Section 9.7. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.11, 2.12, 2.13 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

      (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any of its Affiliates or to any Lender, any Affiliate thereof or to one or more additional lenders or financial institutions, which additional lenders shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld and not to be required if a Default has occurred and is continuing ("Purchasing Lenders") all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance substantially in the form of Exhibit B, executed by such Purchasing Lender and such transferor Lender and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined in (d) below), provided, that any such sale must result in the Purchasing Lender having at least $5,000,000 in aggregate amount of obligations under this Agreement, the Notes and the other Loan Documents. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Loan Documents. On or prior to the transfer effective date determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance, and if the transferor Lender has retained a Commitment hereunder a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "canceled."

      (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Arranger and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

       (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Subsidiaries and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Subsidiaries and its Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee agrees to maintain the confidentiality of such information in accordance with the provisions of Section 9.18 unless specifically prohibited by applicable law or court order.

      (g) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Transferee concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender and the Administrative Agent (for the benefit of the transferor Lender, the Administrative Agent, the Arranger and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Arranger, the Borrower, if applicable, or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender and the Administrative Agent (and, in the case of any Purchasing Lender registered in the Register, the Administrative Agent and the Borrower) U.S. Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it) (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender and the Administrative Agent, the Arranger and the Borrower) to provide the transferor Lender and the Administrative Agent (and, in the case of any Purchasing Lender registered in the Register, the Administrative

  Agent and the Borrower) a new Form W-9, W-8BEN or W-8ECI (as applicable to it) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under its Note to any Federal Reserve Bank in accordance with applicable law.

    9.7  Adjustments; Set-Off.

      (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

      (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default and acceleration of the Obligations pursuant to Section 7, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

    9.8  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

    9.9  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    9.10  Integration.  This Agreement represents the entire agreement of the Borrower, the Administrative Agent, the Arranger and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Arranger or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

    9.11  GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

    9.12  Submission to Jurisdiction; Waivers; Appointment of Process Agent.  (a) The Borrower to the extent permitted by applicable law, hereby irrevocably and unconditionally:

         (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the States of California and New York, the courts of the United States of America for the Central District of California and the Southern District of New York, and appellate courts from any thereof;

        (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding in any such court was brought in an inconvenient court and agrees not to plead or claim the same; and

        (iii) agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction.

    9.13  Acknowledgements.  The Borrower hereby acknowledges that:

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

      (b) none of the Administrative Agent, the Arranger or any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Administrative Agent, the Arranger and the Lenders, on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

      (c) no joint venture exists among the Lenders or among the Borrower and the Lenders.

    9.14  WAIVERS OF JURY TRIAL, DAMAGES WAIVERS.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, DIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

    9.15  Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    9.16  Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

    9.17  Copies of Certificates, Etc.  Whenever the Borrower is required to deliver notices, certificates, opinions, statements or other information hereunder to the Administrative Agent or to the Arranger for delivery to any Lender, it shall do so in such number of copies as the Administrative Agent or the Arranger shall reasonably specify (provided, that if, for any reason, the Administrative Agent or the Arranger do not deliver such notices, certificates, opinions, statements or other information to any Lender, the Borrower shall deliver such items to such Lender upon the request of such Lender). Whenever the Administrative Agent or the Arranger receives from the Borrower notices, certificates, opinions, statements or other information hereunder or under any other Loan Document for delivery to the Lenders, the Administrative Agent or the Arranger shall promptly deliver such items to each Lender, unless the Borrower is required by the terms hereof to deliver such items to such Lender itself.

    9.18  Confidentiality.  The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower but may, in any event, make disclosures (i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments or Loans or participations therein or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving any Lender; provided that (a) such transferee, assignee or participant agrees to comply with the provisions of this Section 9.18 unless specifically prohibited by applicable law or court order, (b) each Lender shall use its best efforts to notify the Borrower of any requirement or request by any governmental agency or representative thereof (other than any such request in connection with an examination of such Lender by such governmental agency) and any requirement pursuant to legal process of or for disclosure of such information (other than in connection with litigation between the Borrower and any Lender) and (c) in no event shall any Lender, bona fide transferee, assignee or participant be obligated or required to return any materials furnished by the Borrower and its Subsidiaries or Affiliates.

    9.19  Publicity.  The Arranger shall have the right to review and approve (such approval not to be unreasonably withheld or delayed), in advance, any public announcements (in any form) and any filings describing or quoting from the credit arrangements reflected in this Agreement and the other Loan Documents, provided, however, that the Borrower (i) shall be permitted to file copies of any Loan Document with the SEC, the FCC or any other governmental agency as required by law and (ii) shall also be permitted to disclose information concerning the Loan Documents if the Borrower's attorneys reasonably believe that such disclosure is required by law.

    9.20  Limitation of Interest.  It is the intent of the Borrower and the Lenders in the execution and performance of this Agreement and all matters incidental and related hereto and the other Loan Documents or any agreement or instrument executed in connection herewith or therewith or with any Indebtedness of the Borrower to the Lenders to remain in strict compliance with all laws applicable to the Lenders from time to time in effect, including, without limitation, usury laws. In furtherance hereof, the Borrower and the Lenders stipulate and agree that none of the terms and provisions contained in or pertaining to this Agreement or in the other Loan Documents or any other agreement or instrument ("Other Agreement") executed in connection herewith or with any Indebtedness of the Borrower to the Lenders shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum amount of interest permitted to be charged by the Lenders under all laws in effect and applicable to the Lenders (the "Maximum Rate"). For purposes of this Agreement and the Notes, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under the respective laws in effect and applicable to the Lenders that are contracted for, chargeable, receivable (whether received or deemed to have been received) or taken under this Agreement or the Notes or any Other Agreement. The

Borrower shall not be required to pay interest hereunder or on any Note or any Other Agreement at a rate or in an amount in excess of the Maximum Rate with respect to the Lenders or the maximum amount of interest that may be lawfully charged by the Lenders under any law which is in effect and applicable to the Lenders, and the provisions of this Section 9.20 shall control over all other provisions of this Agreement and the Notes or any Other Agreement which may be in apparent conflict herewith. If the effective rate or amount of interest which would otherwise be payable under this Agreement or any Note or any Other Agreement, or all of them, would exceed the Maximum Rate for the Lenders or the maximum amount of interest the Lenders or any holder of any Note or any Other Agreement is allowed by the relevant applicable law to charge, contract for, take or receive or in the event the Lenders or any holder of any Note or any Other Agreement shall charge, contract for, take or receive monies that are deemed to constitute interest which could, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement or any Note or any Other Agreement, or all of them, to a rate or amount in excess of that permitted to be charged, contracted for, taken or received under the applicable laws then in effect with respect to the Lenders, then the principal amount of the Notes or the obligations of the Borrower to the Lenders under this Agreement, the Notes or any Other Agreement or the amount of interest which would otherwise be payable to or for the account of the Lenders under this Agreement or the Notes or any Other Agreement or all of them, shall be reduced to the amount allowed under said laws as now or hereafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, or received that are deemed to constitute interest in excess of the Maximum Rate for the Lenders or maximum amount of interest permitted by the relevant applicable laws shall be immediately returned to or credited to the account of the Borrower upon such determination. In determining whether the interest paid or payable under any specific contingency exceed the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee (excluding attorneys' and accountants' fees) or premium rather than interest and (ii) amortize, prorate, allocate and spread, in equal parts during the full term of the relevant Note, all interest at any time contracted for, charged or received in connection with the relevant Note.

    9.21  Margin Stock.  In connection with each Loan extended hereunder, each Lender represents that it, in good faith, has not relied upon Margin Stock as collateral in extending or maintaining such Loan.

(signature page follows)

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE
	Name:	C. Douglas Kranwinkle
	Title:	Executive Vice President
GOLDMAN SACHS CREDIT PARTNERS, L.P., as Administrative Agent, as Arranger and as a Lender
By:	/s/ ROBERT WARNER
	Name:	Robert Warner
	Title:	Authorizied Signatory

EXHIBIT A

    TO CREDIT
AGREEMENT

FORM OF NOTE

Los Angeles, California
$	, 2001

    FOR VALUE RECEIVED, the undersigned, UNIVISION COMMUNICATIONS INC., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of                      (the "Lender"), in lawful money of the United States and in immediately available funds, the aggregate unpaid principal amount of the Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement (as hereinafter defined), in installments and in amounts in accordance with, and subject to, the provisions of Section 2.6(e) of the Credit Agreement and on the Maturity Date. Such payment shall be made for the account of the Lender at the office of the Administrative Agent initially designated for such purpose at 85 Broad Street, New York, New York 10004 or at such other office as the holder of this Note may notify the undersigned and as agreed to by the Administrative Agent. The undersigned further agrees to pay interest in like money at such office or such other office on the unpaid principal amount hereof from time to time from the date hereof at the rates per annum and on the dates specified in Sections 2.6 and 2.7 of the Credit Agreement until paid in full (both before and after judgment to the extent permitted by law).

    This Note is one of the Notes referred to in the Credit Agreement dated as of June 8, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the undersigned, the Lender, the other Lenders parties thereto, and Goldman Sachs Credit Partners, L.P., as Arranger and Administrative Agent, is entitled to the benefits thereof and of the other Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein which are defined in the Credit Agreement shall have such meanings unless otherwise defined herein or unless the context otherwise requires.

    Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

    This Note may be secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest may be granted, the nature and extent of the security, the terms and conditions upon which the security interests may be granted and the rights of the holder of this Note in respect thereof.

    All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.6 OF THE CREDIT AGREEMENT.

    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

                      UNIVISION COMMUNICATIONS INC.

                      By: __________________________________________
                      Name: _______________________________________
                      Title: ________________________________________

EXHIBIT B

    TO CREDIT
AGREEMENT

ASSIGNMENT AND ACCEPTANCE

Date:

    Reference is made to that certain Credit Agreement dated as of June 8, 2001 (as it may be amended, modified or supplemented from time to time, the "Credit Agreement"), by and among UNIVISION COMMUNICATIONS INC., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Goldman Sachs Credit Partners, L.P. as arranger (the "Arranger") and administrative agent (the "Administrative Agent"). Terms defined and the rules of interpretation contained in the Credit Agreement have the same meanings and application herein.

                         (the "Assignor") is a Lender under the Credit Agreement and agrees with                      (the "Assignee") as follows:

    1.  As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [a  % interest in and to] all of the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents (which assignment will result in the Assignee having (i) a Commitment Percentage of  % and (ii) a Commitment of $                     in respect of (a) the Assignor's Commitments as in effect on the Effective Date (as set forth in the Schedule attached hereto and without giving effect to other assignments thereof which have become or will be effective as of the Effective Date), (b) the Loans owing to the Assignor on the Effective Date (as set forth in the Schedule attached hereto and without giving effect to other assignments thereof which have become or will be effective as of the Effective Date), and (c) all amounts payable to the Assignor under the Loan Documents, including the Assignor's Notes. The Assignee hereby appoints and authorizes the Administrative Agent and the Arranger, as applicable, to exercise such powers as are delegated to the Administrative Agent and the Arranger, respectively, by Section 8 of the Credit Agreement and by the other Loan Documents.

    2.  The Assignor (i) represents and warrants that as of the Effective Date its Commitments, Commitment Percentages and Loans (without giving effect to other assignments thereof which have become or will be effective as of the Effective Date or any funding or repayment on the Effective Date) are as set forth in the Schedule attached hereto; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) represents and warrants that it has full power and authority and has taken all action necessary to execute and deliver this Assignment and any and all other documents required or permitted to be executed or delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment, and no governmental authorizations or other authorizations are required in connection therewith; (iv) represents and warrants that this Assignment constitutes the legal, valid and binding obligation of the Assignor; (v) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; and (vi) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party, or the performance or observance by the Borrower or any other Loan Party, as the case may be, of any of their obligations under the Loan Documents or any other instrument or document furnished thereto.

    3.  The Assignee (i) confirms that it has received copies of such of the Loan Documents and other documents delivered pursuant to Section 4 of the Credit Agreement as it has requested, together with a copy of the most recent financial statements of the Borrower received by the Administrative Agent pursuant to Section 5.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (iv) specifies as its Applicable Lending Offices the offices set forth beneath its name on the signature pages hereof; [(3)(v) represents and warrants, for the benefit of the Assignor, the Administrative Agent, the Arranger and the Borrower, that under applicable law and treaties no United States federal income taxes will be required to be withheld by the Administrative Agent, the Arranger, the Borrower or the Assignor with respect to any payments to be made to Assignee with respect to the Loans; (vi) attaches U.S. Internal Revenue Service Form W-9, W-8BEN or W8ECI (as applicable to it) certifying as to the Assignee's entitlement to claim complete exemption from United States backup withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement (and the Notes held by it); (vii) agrees, for the benefit of the Assignor, the Administrative Agent, the Arranger and the Borrower, that it will provide to the Assignor (and, in the event the Assignee becomes a Lender registered in the Register, the Administrative Agent and the Borrower) a new Form W-9, W-8BEN or Form W8ECI (as applicable to it) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by Assignee, and that it will comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption;] (viii) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment, and any and all other documents required or permitted to be executed or delivered by it in connection with this Assignment and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment, and no governmental authorizations or other authorizations are required in connection therewith; and (ix) represents and warrants that this Assignment constitutes the legal, valid and binding obligation of the Assignee.

(3)
Bracketed provisions to be included if Assignee is organized under the laws of any jurisdiction other than the United States or any state thereof.

    4.  The effective date for this Assignment shall be              (the "Effective Date"). Following the execution of this Assignment, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if applicable, for acceptance by the Borrower.

    5.  Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

    6.  Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date, as the case may be, directly between themselves.

    7.  The Assignor and the Assignee agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment, and the Assignor specifically agrees to cause the delivery of two original counterparts of this Assignment to the Administrative Agent for the purpose of registration of the Assignee as a "Lender" pursuant to Section 9.6 of the Credit Agreement.

    8.  This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

                      _____________________________________________
                      as Assignor

                      By: __________________________________________
                      Name: _______________________________________
                      Title: _______________________________________

                      _____________________________________________
                      as Assignee
                      By: __________________________________________
                      Name: _______________________________________
                      Title: ________________________________________

                      APPLICABLE LENDING OFFICES:

                      LIBOR LOANS
                      Address:

                      _____________________________________________

                      _____________________________________________

                      _____________________________________________

                      ALTERNATE BASE RATE LOANS
                      Address:
                      _____________________________________________

                      _____________________________________________

                      _____________________________________________

                      ADDRESS FOR NOTICES:
                      _____________________________________________

                      _____________________________________________

                      _____________________________________________

                      Telephone No.: _______________________________

                      Telecopier No.: _______________________________

                      Attention: ____________________________________

[Consented to as of the
day of             ,       .

UNIVISION COMMUNICATIONS INC.

By: __________________________________________
Name: _______________________________________

Title: ________________________________________(4)]

(4)
To be included if required by Section 9.6(c).

SCHEDULE

ASSIGNOR'S COMMITMENTS
Commitment	$
ASSIGNOR'S COMMITMENT PERCENTAGES
Commitment Percentage	%
ASSIGNOR'S LOANS
Loans	$

EXHIBIT C

    TO CREDIT
AGREEMENT

FORM OF NO DEFAULT/REPRESENTATION CERTIFICATE

                 the              of UNIVISION Communications Inc, a Delaware corporation (the "Borrower") hereby certifies in connection with the Credit Agreement dated as of June 8, 2001 among Goldman Sachs Credit Partners, L.P. as arranger and administrative agent, the lenders parties thereto and the Borrower (such Credit Agreement, as it may be amended, modified or supplemented from time to time, the "Credit Agreement"), as of the date set forth below, that the undersigned is a Responsible Officer (as defined in the Credit Agreement) of the Borrower and that:

  (i)
  the representations and warranties contained in the Credit Agreement and in each other Loan Document and each certificate or other writing delivered to the Lenders prior to, on or after the Closing Date (as defined in the Credit Agreement) pursuant to the Credit Agreement and on or prior to the date of the Loan (as defined in the Credit Agreement) requested in connection herewith, are true and correct on and as of the date of the making of such Loan in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date in all material respects;

  (ii)
  no Default (as defined in the Credit Agreement) has occurred or is continuing or would result from the making of the Loan requested in connection herewith; and

  (iii)
  if the First USA Acquisition Closing has not yet occurred and such Loan is not being made to finance the First USA Acquisition Closing, the requirements as to liquidity and capital resources contained in Section 4.1(aa) of the Credit Agreement with respect to the initial Loan are satisfied with respect to, and after giving effect to, the making of the Loan to be made on such date.

DATED: As of               , 200

                      _____________________________________________
                      Name:
                      Title:

EXHIBIT D

    TO CREDIT
AGREEMENT

FORM OF COVENANT COMPLIANCE CERTIFICATE

    The undersigned,             , the Chief Financial Officer of Univision Communications Inc., a Delaware corporation (the "Borrower"), refers to that certain Credit Agreement dated as of June 8, 2001, among Goldman Sachs Credit Partners, L.P., as arranger and administrative agent, the lenders party thereto and Univision Communications Inc. (such Credit Agreement, as it may be amended, modified or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement), and certifies as to the accuracy of the following figures for the period ending                ,       :

1.	MAXIMUM TOTAL DEBT RATIO
	a.	Funded Debt for Borrower and Subsidiaries
		A.	Capitalized Lease Obligations	$
		B.	Indebtedness (other than Indebtedness described in clauses (f), (h), (j) and (k) of Section 6.2 of the Credit Agreement	$
		C.	A + B	$
	b.	EBITDA for Borrower and Subsidiaries
		A.	Net Income (after eliminating extraordinary gains and losses)	$
		B.	provision for taxes	$
		C.	depreciation and amortization	$
		D.	Interest Expense
			(i) interest (dividends) on Funded Debt	$
			(ii) commitment, L/C and line of credit fees	$
			(iii) net amounts payable (or receivable) under Interest Rate Agreements	$
			(iv) interest income	$
			(v) (i) + (ii) + [or -] (iii) - (iv)	$
		E.	termination payments	$
		F.	payments under Non-Compete Agreements	$
		G.	other non-cash changes	$
		H.	Program Rights Payments actually made or scheduled to be made	$
		I.	non-cash revenues	$
		J.	principal payments for Transponder Leases	$
		K.	A + B + C + D + E + F + G - H - I - J	$
	c.	Ratio of (a) to (b):			to 1
2.	MINIMUM TOTAL INTEREST COVERAGE RATIO
	a.	EBITDA (see 1(b)(K) above)		$

	b.	Interest Expense (see 1(b)(D)(v) above)			$
	c.	Ratio of (a) to (b):				to 1
3.	MINIMUM FIXED CHARGE COVERAGE RATIO
	a.	EBITDA (see 1(b)(K) above)			$
	b.	Total Debt Service/Capital Expenditures/Cash Income Taxes/ Restricted Payments			$
		(i)	Total Debt Service
			A.	Interest Expense (see 1(b)(D)(v) above)	$
			B.	regularly scheduled principal payments on Funded Debt (which result in permanent reduction in availability) (see Modesto Station provisions)	$
			C.	A + B	$
(ii)
			Capital Expenditures made or committed to be made by Borrower and its Subsidiaries (including property held under capital leases but excluding expenditures arising from Program Rights Obligations and expenditures under Transponder Leases)		$
		(iii)	Cash Income Taxes		$
		(iv)	Restricted Payments permitted under Section 6.6 (iii) of the Credit Agreement		$
		(v)	(i)(C) + (ii) + (iii) + (iv)		$
	c.	Ratio of (a) to (b):				to 1
4.	LIMITATION ON INDEBTEDNESS
	a.	Indebtedness not satisfying the rating agency requirements pursuant to Section 6.2(b) of the Credit Agreement (cannot exceed $100,000,000)			$
	b.	Capitalized Lease Obligations permitted under Section 6.2(j) of the Credit Agreement (cannot exceed $50,000,000)			$
5.	LIMITATION ON INVESTMENTS
	a.	non-cash consideration received re: Asset Dispositions permitted under Section 6.7(e) of the Credit Agreement (cannot exceed $5,000,000 at any time)			$
	b.	Investments made pursuant to Section 6.7(i) of the Credit Agreement (cannot exceed $50,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date)			$
	c.	Investments in Entravision permitted under Section 6.7(j) of the Credit Agreement (cannot exceed $10,000,000 between the Existing Credit Agreement Closing Date and the Maturity Date)			$
6.	LIMITATION ON UNFUNDED LIABILITIES
	a.	unfunded liabilities of Plans of Borrower and Subsidiaries permitted under Section 6.13 of the Credit Agreement (cannot exceed $5,000,000)			$

    IN WITNESS WHEREOF, I HAVE HEREUNTO SIGNED MY NAME, AS THE CHIEF FINANCIAL OFFICER OF UNIVISION COMMUNICATIONS INC., AS OF THIS        DAY OF                   , 200  :

                      _____________________________________________
                      Name: _______________________________________
                      Title: Chief Financial Officer

EXHIBIT E

    TO CREDIT
AGREEMENT

FORM OF CONTINUATION NOTICE

Date:

To: Goldman Sachs Credit Partners, L.P.,
as Administrative Agent
85 Broad Street
New York, New York 10004
Attention: [            ]

    Re: Univision Communications Inc.

    We refer to that certain Credit Agreement dated as of June 8, 2001 (as it may be amended, modified or supplemented from time to time, the "Credit Agreement"), by and among UNIVISION COMMUNICATIONS INC., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Goldman Sachs Credit Partners, L.P. as arranger (the "Arranger") and administrative agent (the "Administrative Agent"). Terms defined and the rules of interpretation contained in the Credit Agreement have the same meanings and application herein.

    [Option A: Pursuant to Section 2.4(a) of the Credit Agreement, the undersigned elects to convert the following LIBOR Loans to Alternate Base Rate Loans at the end of the current Interest Period for such LIBOR Loans:

LIBOR LOAN AMOUNT	LAST DAY OF CURRENT INTEREST PERIOD
1.
2.
3. [and so on]	]

    [Option B: Pursuant to Section 2.4(a) of the Credit Agreement, the undersigned elects to convert Alternate Base Rate Loans in the aggregate amount of $            to LIBOR Loan(s) with a one month or three month Interest Period as follows:

LIBOR LOAN AMOUNT	DESIRED DATE OF CONVERSION	LENGTH OF INTEREST PERIOD
1.		[1 month]/[3 month]
2.
3. [and so on]

    [Option C: Pursuant to Section 2.4(b) of the Credit Agreement, the undersigned elects to continue the Interest Periods with respect to the following LIBOR Loans for the following additional one month or three month Interest Period as follows:

LIBOR LOAN AMOUNT	LAST DAY OF CURRENT INTEREST PERIOD	LENGTH OF CONTINUED INTEREST PERIOD
1.		[1 month]/[3 month]
2.
3. [and so on]

                      Sincerely,

                      UNIVISION COMMUNICATIONS INC.

                      By: __________________________________________
                      Name: _______________________________________
                      Title: _________________________________________

SCHEDULE 1.1(a)
ACQUIRED BUSINESS

Company Acquisitions

1.  USA Station Group, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 1% general partner of each of the 11 licensee general partnerships.

2.  USA Station Group of Dallas, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Dallas, the licensee of KSTR-TV.

3.  USA Station Group of Houston, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Houston, the licensee of KHSH-TV.

4.  USA Station Group of Illinois, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Illinois, the licensee of WEHS-TV.

5.  USA Station Group of Atlanta, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Atlanta, the licensee of WHOT-TV.

6.  USA Station Group of Massachusetts, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership Massachusetts, the licensee of WHUB-TV.

7.  USA Station Group of New Jersey, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of New Jersey, the licensee of WHSE-TV and WHSI-TV.

8.  USA Station Group of Ohio, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Ohio, the licensee of WQHS-TV.

9.  USA Station Group of Vineland, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and a 99% general partner of USA Station Group Partnership of Vineland, the licensee of WHSP-TV.

10.  USA Station Group of Southern California, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., which is:

    a 99% general partner of USA Station Group Partnership of Southern California, the licensee of KHSC-TV; and

    owner of 100% of the stock of USA Station Group of Hollywood, Florida, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Hollywood, Florida, the licensee of WAMI-TV; and

    owner of 100% of the stock of USA Station Group of Tampa, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Tampa, the licensee of WBHS-TV.

11.  Miami USA Broadcasting Station Productions, Inc., a wholly owned subsidiary of Miami USA Broadcasting, Inc., a wholly owned subsidiary of USA Broadcasting Productions, Inc., a wholly owned subsidiary of USA Broadcasting, Inc.

12.  USA Station Group of Florida, Inc., a wholly owned subsidiary of USA Station Group Communications, Inc., a wholly owned subsidiary of USA Station Group Communications, LLC, a wholly owned subsidiary of USA Broadcasting, Inc., which is the owner of 100% of the stock of USA Station Group of Melbourne, Inc., the licensee of WBSF-TV.

13.  Station Works LLC, a Delaware LLC, which is essentially a technical facility supporting the stations.

Minority Interests

14.  Silver King Capital Corporation, Inc., which is a wholly owned subsidiary of USA Broadcasting, Inc., and owns:

    a 45% non-voting common stock interest in Roberts Broadcasting Company, the licensee of WHSL(TV), East St. Louis, MO;

    a 45% non-voting stock interest in Roberts Broadcasting Company of Denver, licensee of KTVJ(TV), Boulder, CO; and

    a 49% non-voting common stock interest in Golden Link TV, Inc. (f/k/a Channel 66 of Vallejo, California, Inc.), the licensee of KPST-TV, Vallejo, California.

15.  USA Station Group of Virginia, Inc., which is a wholly owned subsidiary of USA Station Group of Atlanta, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., and owns:

    a 45% non-voting stock interest in Channel 14 of Urban Broadcasting Corporation, the licensee of WTMW(TV), Arlington, VA.

SCHEDULE 1.1(b)
FIRST USA ACQUISITION CLOSING

Company Acquisitions

1.  USA Station Group of Dallas, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Dallas, the licensee of KSTR-TV.1

2.  USA Station Group of Atlanta, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Atlanta, the licensee of WHOT-TV.2

3.  Miami USA Broadcasting Station Productions, Inc., which in turn, is a wholly owned subsidiary of Miami USA Broadcasting, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting Productions, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc.3

4.  USA Station Group of Hollywood, Florida, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Hollywood, Florida, the licensee of WAMI-TV.

5.  Station Works LLC, a Delaware LLC, which is essentially a technical facility supporting the stations.

Purchase of Minority Interests

Univision is also acquiring the stock of companies holding minority interests in the following full-power stations:

1.  Silver King Capital Corporation, Inc., which is a wholly owned subsidiary of USA Broadcasting, Inc., and owns:

  •
  a 45% non-voting common stock interest in Roberts Broadcasting Company, the licensee of WHSL(TV), East St. Louis, MO;

  •
  a 45% non-voting stock interest in Roberts Broadcasting Company of Denver, licensee of KTVJ(TV), Boulder, CO; and

  •
  a 49% non-voting common stock interest in Golden Link TV, Inc. (f/k/a Channel 66 of Vallejo, California, Inc.), the licensee of KPST-TV, Vallejo, California.

2.  USA Station Group of Virginia, Inc., which is a wholly owned subsidiary of USA Station Group of Atlanta, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc., owns:

  •
  a 45% non-voting stock interest in Channel 14 of Urban Broadcasting Corporation, the licensee of WTMW(TV), Arlington, VA.

1
The 1% general partner interest for Dallas will be transferred to Dallas Station LLC, a wholly-owned subsidiary of the USA Station Group of Dallas, Inc.

2
The 1% general partner interest for Atlanta will be transferred to Atlanta Station LLC, a wholly-owned subsidiary of the USA Station Group of Atlanta, Inc.

3
The 1% general partner interest for Miami will be transferred to Miami Station LLC, a wholly-owned subsidiary of the USA Station Group of Miami, Inc.

SCHEDULE 2.1
COMMITMENTS

Lender	Commitment
GSCP	$500 million
Total	$500 million

SCHEDULE 3.14

Subsidiaries of Univision Communications Inc.

PTI Holdings, Inc., a Delaware Corporation
Univision Television Group, Inc.,
KWEX License Partnership, G.P., a California general partnership
KUVN License Partnership, G.P., a California general partnership
KMEX License Partnership, G.P., a California general partnership
KDTV License Partnership, G.P., a California general partnership
KFTV License Partnership, G.P., a California general partnership
KTVW License Partnership, G.P., a California general partnership
KXLN License Partnership, G.P., a California general partnership
WGBO License Partnership, G.P., a California general partnership
WXTV License Partnership, G.P., a California general partnership
WLTV License Partnership, G.P., a California general partnership
KUVS License Partnership, G.P., a California general partnership
KUVI License Partnership, G.P., a California general partnership
The Univision Network Limited Partnership
Galavision, Inc.
Sunshine Acquisition, Limited Partnership
Sunshine Acquisition Corp.
Univision Online, Inc.
Vision Latina, S.A. de C.V.
Creaciones Calientes, S.A. de C.V.
Univision—EV Holdings, LLC
Univision Sports, LLC
Univision Music, Inc.
Univision Music LLC

SCHEDULE 3.15
PROPOSED AND PENDING ACQUISITIONS

Subsidiaries of USA Broadcasting, Inc. to be acquired by the Borrower pursuant to the USA Acquisition Agreement:

  1.  USA Station Group, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 1% general partner of each of the 11 licensee general partnerships.

  2.  USA Station Group of Dallas, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Dallas, the licensee of KSTR-TV.

  3.  USA Station Group of Houston, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Houston, the licensee of KHSH-TV.

  4.  USA Station Group of Illinois, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Illinois, the licensee of WEHS-TV.

  5.  USA Station Group of Atlanta, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Atlanta, the licensee of WHOT-TV.

  6.  USA Station Group of Massachusetts, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership Massachusetts, the licensee of WHUB-TV.

  7.  USA Station Group of New Jersey, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of New Jersey, the licensee of WHSE-TV and WHSI-TV.

  8.  USA Station Group of Ohio, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., a 99% general partner of USA Station Group Partnership of Ohio, the licensee of WQHS-TV.

  9.  USA Station Group of Vineland, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Vineland, the licensee of WHSP-TV.

  10.  USA Station Group of Southern California, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., which is:

  •
  a 99% general partner of USA Station Group Partnership of Southern California, the licensee of KHSC-TV;

  •
  owner of 100% of the stock of USA Station Group of Hollywood, Florida, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Hollywood, Florida, the licensee of WAMI-TV;

  •
  owner of 100% of the stock of USA Station Group of Tampa, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Tampa, the licensee of WBHS-TV.

  11.  Miami USA Broadcasting Station Productions, Inc., a wholly owned subsidiary of Miami USA Broadcasting, Inc., a wholly owned subsidiary of USA Broadcasting Productions, Inc., a wholly owned subsidiary of USA Broadcasting, Inc.

  12.  USA Station Group of Florida, Inc., a wholly owned subsidiary of USA Station Group Communications, Inc., a wholly owned subsidiary of USA Station Group Communications, LLC, a wholly owned subsidiary of USA Broadcasting, Inc., the owner of 100% of the stock of USA Station Group of Melbourne, Inc., the licensee of WBSF-TV.

  13.  Station Works LLC, a Delaware LLC, which is essentially a technical facility supporting the stations.

Minority Interests to be acquired:

  14.  Silver King Capital Corporation, Inc., which is a wholly owned subsidiary of USA Broadcasting, Inc., and owns:

  •
  a 45% non-voting common stock interest in Roberts Broadcasting Company, the licensee of WHSL(TV), East St. Louis, MO;

  •
  a 45% non-voting stock interest in Roberts Broadcasting Company of Denver, licensee of KTVJ(TV), Boulder, CO; and

  •
  a 49% non-voting common stock interest in Golden Link TV, Inc. (f/k/a Channel 66 of Vallejo, California, Inc.), the licensee of KPST-TV, Vallejo, California.

  15.  USA Station Group of Virginia, Inc., which is a wholly owned subsidiary of USA Station Group of Atlanta, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc., and owns:

  •
  a 45% non-voting stock interest in Channel 14 of Urban Broadcasting Corporation, the licensee of WTMW(TV), Arlington, VA.

Equity Broadcasting Acquisitions

  16.  Purchase of 19.9% of the outstanding common stock of Equity Broadcasting Corporation

  17.  Purchase of substantially all of the assets of the following six stations:

    KBPX(TV), Flagstaff, Arizona
    KBGF(TV), Douglas, Arizona
    KDTP-LP, Phoenix, Arizona
    KTAZ-LP, Tucson, Arizona
    KDWX-LP, San Antonio, Texas
    K45DX, Floresville, Texas

  18.  Acquisition of WTMW(TV), Arlington, Virginia

SCHEDULE 3.21(a)

KDTV(TV), San Francisco, California, Channel 14
Licensee:	KDTV License Partnership, G.P.
Renewal Expiration:	12/1/2006
KDTV-LP, Santa Rosa, California, Channel 28
Licensee:	KDTV License Partnership, G.P.
Renewal Expiration:	12/1/2006
KFTV(TV), Hanford, California, Channel 21
Licensee:	KFTV License Partnership, G.P.
Renewal Expiration:	12/1/2006
KABE-LP, Bakersfield, California, Channel 39[1]
Licensee:	KFTV License Partnership, G.P.
Renewal Expiration:	12/1/2006
KMEX-TV, Los Angeles, California, Channel 34[2]
Licensee:	KMEX License Partnership, G.P.
Renewal Expiration:	12/1/2006
KTVW-TV, Phoenix, Arizona, Channel 33
Licensee:	KTVW License Partnership, G.P.
Renewal Expiration:	10/1/2006
KUVE-LP, Tucson, Arizona, Channel 52[3]
Licensee:	KTVW License Partnership, G.P.
Renewal Expiration:	10/1/2006
K48GX, Tucson, Arizona, Channel 48[4]
Licensee:	KTVW License Partnership, G.P.
Renewal Expiration:	N/A
KUVI(TV), Bakersfield, California, Channel 45
Licensee:	KUVI License Partnership, G.P.
Renewal Expiration:	12/1/2006
KUVN(TV), Garland, Texas, Channel 23
Licensee:	KUVN License Partnership, G.P.
Renewal Expiration:	8/1/2006
KUVN-LP, Fort Worth, Texas, Channel 31[5]
Licensee:	KUVN License Partnership, G.P.
Renewal Expiration:	8/1/2006
KUVS(TV), Modesto, California, Channel 19
Licensee:	KUVS License Partnership, G.P.
Renewal Expiration:	12/1/2006

i

KWEX-TV, San Antonio, Texas, Channel 41
Licensee:	KWEX License Partnership, G.P.
Renewal Expiration:	8/1/2006
K31FM, Austin, Texas, Channel 31
Licensee:	KWEX License Partnership, G.P.
Renewal Expiration:	8/1/2006
KXLN-TV, Rosenberg, Texas, Channel 45
Licensee:	KXLN License Partnership, G.P.
Renewal Expiration:	8/1/2006
WGBO-TV, Joliet, Illinois, Channel 66
Licensee:	WGBO License Partnership, G.P.
Renewal Expiration:	12/1/2005
WLTV(TV), Miami, Florida, Channel 23
Licensee:	WLTV License Partnership, G.P.
Renewal Expiration:	2/1/2005
WXTV(TV), Paterson, New Jersey, Channel 41
Licensee:	WXTV License Partnership, G.P.
Renewal Expiration:	6/1/2007
WXTV-LP, Philadelphia, Pennsylvania, Channel 28
Licensee:	WXTV License Partnership, G.P.
Renewal Expiration:	8/1/2007
W47AD, Hartford, Connecticut, Channel 47[6]
Licensee:	WXTV License Partnership, G.P.
Renewal Expiration:	4/1/2007

1
On June 1, 1998, KFTV License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of KABE-LP from Channel 39 to Channel 31 due to the impact of full power television station digital operations. This application was mutually exclusive with another low power television applicant seeking similar displacement relief. On November 25, 1998, a Joint Request for Approval of Settlement Agreement was filed with the FCC seeking the FCC's consent to a Settlement Agreement whereby KABE-LP would be awarded the construction permit for Channel 31. On January 16, 2001, a minor amendment to the displacement application was filed. This application, amendment and Joint Request for Approval of Settlement Agreement are currently pending.

2
On October 28, 1999, KMEX License Partnership, G.P. filed an application for KMEX-TV seeking consent to the construction of a new digital facility on Channel 35. The application was granted on March 16, 2001. The construction permit will expire on May 1, 2002. On April 26, 2001, ABC Holding Company, licensee of KABC-TV, Los Angeles, California filed a Petition for Reconsideration of the grant. The petitioner has requested dismissal of the Petition pursuant to a settlement agreement.

3
On June 1, 1998, KTVW License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of KUVE-LP from Channel 52 to Channel 38 due to the impact of full power television station digital operations. The application was granted on January 22, 2001. The construction permit will expire on January 22, 2004.

4
On June 14, 1988, KTVW License Partnership, G.P. filed an application seeking a new low power television station on Channel 48 at Tucson, Arizona. The application was granted on January 29, 2001. The construction permit will expire on January 29, 2004.

5
On June 1, 1998, KUVN License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of KUVN-LP from Channel 31 to Channel 47 due to the impact of full power television station digital operations. The application was granted on September 29, 2000. The construction permit will expire on September 29, 2003.

6
On June 1, 1998, WXTV License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of W47AD from Channel 47 to Channel 28 due to the impact of full power television station digital operations. This application was mutually exclusive with other low power television applicants seeking similar displacement relief. The application was granted on February 1, 2001. The construction permit will expire on February 1, 2004. On March 2, 2001, Paging Associates filed a Petition for Reconsideration of the grant. On March 15, 2001, W47AD filed an Opposition to Petition for Reconsideration. On March 27, 2000, Paging Associates filed a Reply to Opposition to Petition for Reconsideration. This matter is pending.

SCHEDULE 3.21(b)

KSTR-TV, Irving, Texas, Channel 49
Licensee:	USA Station Group Partnership of Dallas
Renewal Expiration:	8/1/2006
WAMI-TV, Hollywood, Florida, Channel 69
Licensee:	USA Station Group Partnership of Hollywood, Florida
Renewal Expiration:	2/1/2005
WHOT-TV, Athens, Georgia, Channel 34
Licensee:	USA Station Group Partnership of Atlanta
Renewal Expiration:	4/1/2005

SCHEDULE 3.21(c)

1.
On June 1, 1998, KFTV License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of KABE-LP from Channel 39 to Channel 31 due to the impact of full power television station digital operations. This application was mutually exclusive with another low power television applicant seeking similar displacement relief. On November 25, 1998, a Joint Request for Approval of Settlement Agreement was filed with the FCC seeking the FCC's consent to a Settlement Agreement whereby KABE-LP would be awarded the construction permit for Channel 31. On January 16, 2001, a minor amendment to the displacement application was filed. This application, amendment and Joint Request for Approval of Settlement Agreement are currently pending.

2.
On October 28, 1999, KMEX License Partnership, G.P. filed an application for KMEX- TV seeking consent to the construction of a new digital facility on Channel 35. The application was granted on March 16, 2001. The construction permit will expire on May 1, 2002. On April 26, 2001, ABC Holding Company, licensee of KABC-TV, Los Angeles, California filed a Petition for Reconsideration of the grant. The petitioner has requested dismissal of the Petition pursuant to a settlement agreement.

3.
On June 1, 1998, WXTV License Partnership, G.P. filed an application seeking displacement relief to change the channel of operation of W47AD from Channel 47 to Channel 28 due to the impact of full power television station digital operations. This application was mutually exclusive with other low power television applicants seeking similar displacement relief. The application was granted on February 1, 2001. The construction permit will expire on February 1, 2004. On March 2, 2001, Paging Associates filed a Petition for Reconsideration of the grant. On March 15, 2001, W47AD filed an Opposition to Petition for Reconsideration. On March 27, 2000, Paging Associates filed a Reply to Opposition to Petition for Reconsideration. This matter is pending.

SCHEDULE 3.27

UNIVISION GROUP STRUCTURE

    As of 31-May-01

SCHEDULE 6.7(f)

BORROWERS' AND SUBSIDIARIES' INVESTMENTS

Entravision Communications Corporation—32.03% equity interest
Cocorojo LLC—49% equity interest
Ask Jeeves En Espanol, Inc.—50% equity interest

SCHEDULE 9.2
LENDER NOTICE ADDRESSES

Goldman Sachs Credit Partners, L.P.

c/o Goldman, Sachs & Co.
85 Broad Street, 27th Floor
New York, New York 10004
Attention: Lisa M. Perrotto-Murray
Phone: (212) 357-6708
Fax: (212) 346-2608

QuickLinks

EXHIBIT 10.12.7
TABLE OF CONTENTS
CREDIT AGREEMENT
EXHIBIT A
FORM OF NOTE
EXHIBIT B
ASSIGNMENT AND ACCEPTANCE
EXHIBIT C
FORM OF NO DEFAULT/REPRESENTATION CERTIFICATE
EXHIBIT D
FORM OF COVENANT COMPLIANCE CERTIFICATE
EXHIBIT E
FORM OF CONTINUATION NOTICE
SCHEDULE 1.1(a) ACQUIRED BUSINESS
SCHEDULE 1.1(b) FIRST USA ACQUISITION CLOSING
SCHEDULE 2.1 COMMITMENTS
SCHEDULE 3.14
SCHEDULE 3.15 PROPOSED AND PENDING ACQUISITIONS
SCHEDULE 3.21(a)
SCHEDULE 3.21(b)
SCHEDULE 3.21(c)
SCHEDULE 3.27 UNIVISION GROUP STRUCTURE
SCHEDULE 6.7(f) BORROWERS' AND SUBSIDIARIES' INVESTMENTS
SCHEDULE 9.2 LENDER NOTICE ADDRESSES